Exhibit 2.1

Dennis F. Dunne
Abhilash M. Raval
Tyson Lomazow
MILBANK LLP
55 Hudson Yards
New York, NY 10001
(212) 530-5000

Proposed Counsel to Debtors and Debtors in Possession

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
INTERNAP TECHNOLOGY SOLUTIONS INC.,	)	Case No. 20-22393 (RDD)
et al.	)
	)	Jointly Administered
Debtors.[1]	)
)

FIRST AMENDED JOINT PREPACKAGED
CHAPTER 11 PLAN OF INTERNAP CORPORATION
AND ITS AFFILIATED DEBTORS AND DEBTORS IN POSSESSION

[1]
The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are: Internap Technology Solutions Inc. (8343); Internap Corporation (5721); Ubersmith, Inc. (7677); SingleHop, LLC (4340); Internap Connectivity LLC (7920); Hosting Intellect, LLC (8435); and DataGram, LLC (3170).  The location of the Debtors’ service address for purposes of these Chapter 11 Cases is: 50 Main Street, Suite 1000, White Plains, New York, 10606.

TABLE OF CONTENTS

ARTICLE I DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW			1

A.	Defined Terms		1
B.	Rules of Interpretation		16
C.	Computation of Time		16
D.	Governing Law		16
E.	Reference to Monetary Figures		16

ARTICLE II ADMINISTRATIVE EXPENSES AND OTHER UNCLASSIFIED CLAIMS			17

A.	General Administrative Expenses		17
B.	Restructuring Expenses		17
C.	Professional Fees		17
	1.	Final Fee Applications	17
	2.	Professional Fees Escrow Account	18
	3.	Post-Effective Date Fees and Expenses	18
D.	DIP Facility Claims		19
E.	Priority Tax Claims		19

ARTICLE III CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS			20

A.	Classification of Claims and Interests		20
B.	Treatment of Claims and Interests		20
	1.	Class 1 – Priority Non-Tax Claims	20
	2.	Class 2 – Other Secured Claims	21
	3.	Class 3 – Existing Loan Claims	21
	4.	Class 4 – General Unsecured Claims	22
	5.	Class 5 – Intercompany Claims	23
	6.	Class 6 – Intercompany Interests	23
	7.	Class 7 – Subordinated Claims	24
	8.	Class 8 – Existing Equity Interests	24
C.	Special Provision Governing Unimpaired Claims		25

ARTICLE IV ACCEPTANCE OR REJECTION OF PLAN			25

A.	Voting Classes		25
B.	Presumed Acceptance of the Plan		25
C.	Subordinated Claims		25

ARTICLE V MEANS FOR IMPLEMENTATION OF PLAN			26

A.	General Settlement of Claims and Interests		26
B.	Restructuring Transactions		26

C.	Sources of Consideration for Plan Distributions		27
	1.	Cash	27
	2.	Working Capital Exit Facility	27
	3.	Priority Exit Facility	28
	4.	New Term Loan Facility	29
D.	Corporate Existence		30
E.	Vesting of Assets in the Reorganized Debtors		30
F.	Cancellation of Loans, Securities, and Agreements		31
G.	Corporate and Other Entity Action		32
H.	New Common Equity Warrants — Fractional Distribution Provision		33
I.	New Organizational Documents		33
J.	Directors and Officers of Reorganized Debtors		33
	1.	Reorganized INAP Board	34
	2.	Officers of Reorganized Debtors	34
	3.	New Subsidiary Boards	34
K.	Effectuating Documents; Further Transactions		34
L.	Section 1146 Exemption		35
M.	Management Incentive Plan		35
N.	Releases of Avoidance Actions		35
O.	Procedures for Treating Disputed Claims and Interests Under the Plan		35
	1.	Disputed Claims and Interests Process	35
	2.	No Distributions Pending Allowance	36
.	3.	Distributions after Allowance	36
	4.	Estimation of Claims and Interests	36
P.	Authorization and Issuance of New Common Equity and New Common Equity Warrants		37

ARTICLE VI TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES			37

A.	Assumption of Executory Contracts and Unexpired Leases		37
B.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed		38
C.	Insurance Policies & Indemnification Obligations		39
D.	Modifications, Amendments, Supplements, Restatements, or Other Agreements		39
E.	Reservation of Rights		40
F.	Contracts and Leases Entered into after Petition Date		40
G.	Rejection Damages Claims		40
H.	Compensation and Benefits Plans		40
I.	Non-Occurrence of Effective Date		41

ARTICLE VII PROVISIONS GOVERNING DISTRIBUTIONS			41

A.	Timing and Calculation of Amounts to Be Distributed		41
B.	Disbursing Agent		41
C.	Rights and Powers of Disbursing Agent		41
	1.	Powers of the Disbursing Agent	41

	2.	Incurred Expenses	41
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions		42
	1.	Delivery of Distributions to Existing Credit Facility Agent	42
	2.	Delivery of Distributions in General	42
	3.	Minimum Distributions	42
	4.	Undeliverable Distributions and Unclaimed Property	43
E.	Exemption from Securities Laws		43
F.	Compliance with Tax Requirements		44
G.	No Postpetition Interest on Claims and Interests		44
H.	Setoffs and Recoupment		44
I.	Claims Paid or Payable by Third Parties		45
	1.	Claims Paid by Third Parties	45
	2.	Claims Payable by Third Parties	45
	3.	Applicability of Insurance Policies	45
J.	Allocation Between Principal and Accrued Interest		46

ARTICLE VIII SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS			46

A.	Compromise and Settlement		46
B.	Discharge of Claims and Termination of Interests		46
C.	Release of Liens		47
D.	Releases of Released Parties		47
	1.	Releases by the Debtors	47
	2.	Releases by Holders of Claims or Interests	48
E.	Exculpation		49
F.	Injunction		50

ARTICLE IX CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE			50

A.	Conditions to Effective Date		50
B.	Waiver of Conditions		52

ARTICLE X MODIFICATION, REVOCATION OR WITHDRAWAL OF PLAN			52

A.	Modification and Amendments		52
B.	Effect of Confirmation on Modifications		52
C.	Revocation or Withdrawal of Plan		52

ARTICLE XI RETENTION OF JURISDICTION			53

ARTICLE XII MISCELLANEOUS PROVISIONS			56

A.	Immediate Binding Effect		56
B.	Additional Documents		56
C.	Payment of Statutory Fees		56
D.	Reservation of Rights		56
E.	Successors and Assigns		56

F.	Notices	57
G.	Term of Injunctions or Stays	58
H.	Entire Agreement	59
I.	Exhibits	59
J.	Certain Consent Rights	59
K.	Nonseverability of Plan Provisions	59
L.	Votes Solicited in Good Faith	60
M.	Closing of Chapter 11 Cases	60
N.	Document Retention	60
O.	Conflicts	60
P.	Dissolution of Committees	60

Introduction

Internap Corporation (“INAP”); Datagram LLC, Hosting Intellect LLC, Internap Connectivity LLC, SingleHop LLC, Ubersmith, Inc., and Internap Technology Solutions Inc. (each a “Debtor” and, collectively, the “Debtors”), jointly propose this first amended prepackaged chapter 11 plan of reorganization (as it may be further amended, supplemented, restated, or modified from time to time and, together with the Plan Supplement, the “Plan”), for the resolution of certain outstanding Claims against, and Interests in, the Debtors, pursuant to chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended and as in effect on the Confirmation Date or otherwise applicable to the Chapter 11 Cases, the “Bankruptcy Code”).  Although proposed jointly for administrative purposes and voting, the Plan constitutes a separate plan for each of the foregoing entities, including for the purposes of distributions.  Capitalized terms used and not otherwise defined shall have the meanings ascribed to such terms in Article I.A.

Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code, and the Plan constitutes a separate plan of reorganization for each Debtor.  Holders of Claims and Interests may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and projections of future operations, as well as a summary and description of the Plan.

ALL HOLDERS OF CLAIMS AND INTERESTS (INCLUDING ANY EQUITY IN INTERNAP CORPORATION) ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms

As used in the Plan, capitalized terms have the meanings set forth below:

1.          “Ad Hoc Group” means the ad hoc group of Consenting Lenders represented by, inter alia, Gibson, Dunn & Crutcher LLP and Rothschild & Co.

2.         “Administrative Expense” means any cost or expense of administration of the Chapter 11 Cases entitled to priority pursuant to sections 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) professional compensation and reimbursement awarded or allowed pursuant to sections 330(a) or 331 of the Bankruptcy Code, including the Professional Fees; and (c) an administrative expense of the type described in section 503(b)(9) of the Bankruptcy Code; provided, however, that “Administrative Expense” shall not include any DIP Facility Claims.

3.         “Allowed” means, with respect to any Claim or Interest, the extent to which such Claim or Interest is not Disputed.  An Allowed Claim: (a) includes a previously Disputed Claim to the extent such Disputed Claim becomes allowed; and (b) shall be net of any setoff amount that may be asserted by any Debtor against the holder of such Claim, which shall be deemed to have been setoff in accordance with the provisions of the Plan.  Notwithstanding anything to the contrary herein, the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are reinstated or otherwise Unimpaired pursuant to the Plan.

4.          “Article” refers to an article of the Plan.

5.       “Avoidance Actions” means any and all actual or potential claims and Causes of Action to avoid a transfer of property from, or an obligation incurred by, one or more of the Debtors, that arise under (i) chapter 5 of the Bankruptcy Code, including sections 544, 545, 547, 548, 549, 550, 551, and 553(b) of the Bankruptcy Code or (ii) similar state law.

6.          “Bankruptcy Code” has the meaning specified in the Introduction hereto.

7.        “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or any other court having jurisdiction over the Chapter 11 Cases.

8.          “Bankruptcy Rules” means (i) the Federal Rules of Bankruptcy Procedure, as amended from time to time and as applicable to the Chapter 11 Cases, promulgated pursuant to 28 U.S.C. § 2075, and (ii) the general, local, and chamber rules of the Bankruptcy Court.

9.         “Bridge Loans” means the $5 million loans provided pursuant to that certain Incremental and Eighth Amendment to the Existing Credit Agreement, dated March 13, 2020 by and between the Debtors, the Existing Credit Facility Agent and the Existing Lenders.

10.        “Business Day” means any day other than a (i) Saturday or Sunday, (ii) “legal holiday” (as defined in Bankruptcy Rule 9006(a)), or (iii) day on which commercial banks in New York are required or authorized by law to remain closed.

11.        “Cash” means cash and cash equivalents in U.S. dollars.

12.       “Cause of Action” means any action, claim, cause of action, controversy, demand, right, action, remedy, lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law.  For the avoidance of doubt, “Cause of Action” includes: (a) any right of setoff or counterclaim and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code, including, but not limited to, Avoidance Actions; (d) any counterclaim or defense, including fraud, mistake, duress, usury, recoupment, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state law fraudulent transfer or similar claim.

13.        “CEO Director” means the chief executive officer of Reorganized INAP, as a Director (and chairperson) of the Reorganized INAP Board as set forth in Article V.J.

14.        “Chapter 11 Case” means, with respect to a particular Debtor, the case under chapter 11 of the Bankruptcy Code pending for such Debtor in the Bankruptcy Court, jointly administered with each other Debtors’ Chapter 11 Case, and the “Chapter 11 Cases” means every Debtor’s Chapter 11 Case, collectively.

15.        “claim” means any “claim,” as such term is defined in section 101(5) of the Bankruptcy Code, and “Claim” means a claim as such term is defined in section 101(5) of the Bankruptcy Code against a Debtor.

16.        “Class” means a class of Claims or Interests designated in Article III of the Plan, pursuant to section 1123(a)(1) of the Bankruptcy Code.

17.      “Committee” means any statutory committee appointed by the U.S. Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, including any statutory committee of unsecured creditors or of equity security holders.

18.       “Compensation Agreements” means, collectively, all executory employment, bonus, incentive, separation or severance agreements for current or former employees.

19.       “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

20.        “Confirmation Date” means the date upon which Confirmation occurs.

21.        “Confirmation Order” means the Bankruptcy Court order (a) approving the Disclosure Statement and (b) confirming the Plan pursuant to section 1129 of the Bankruptcy Code, with such order being consistent with the Restructuring Support Agreement and otherwise satisfactory to the Debtors and the Required Consenting Lenders.

22.        “Consenting Lenders” means each Existing Lender that is party to the Restructuring Support Agreement.

23.        “Consummation” means the occurrence of the Effective Date.

24.        “Cure” or “Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 or 1123 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

25.      “D&O Policy” means any insurance policy, including tail insurance policies, for directors’, members’, trustees’, and officers’ liability maintained by the Debtors and in effect or purchased as of the Petition Date.

26.        “Debtor” or “Debtors” have the meaning specified in the Introduction hereto.

27.        “Description of Restructuring Transactions” means a summary description of certain Restructuring Transactions, including any changes to the corporate and/or capital structure of the Debtors (to the extent known), to be made on the Effective Date as determined by the Debtors and the Required Consenting Lenders.

28.       “DIP Facility” means that certain $75 million debtor in possession financing facility provided by the DIP Facility Lenders pursuant to and subject to the terms and conditions of the DIP Facility Agreement and the DIP Orders.

29.      “DIP Facility Agent” means Jefferies Finance LLC, in its capacity as administrative agent and collateral agent under the DIP Facility Agreement, and any successor and permitted assign.

30.        “DIP Facility Agreement” means that certain Senior Secured Debtor-in-Possession Loan Agreement, as contemplated by the DIP/Priority Exit Facility Term Sheet attached as Exhibit E to the Disclosure Statement and as approved by the DIP Orders, by and among INAP and certain of its subsidiaries, as Borrowers, the other guarantors, lenders, and issuing banks from time to time party thereto, and the DIP Facility Agent, as amended, modified, or supplemented from time to time in accordance with the its terms, by and among the Debtors, the DIP Facility Lenders, and the DIP Facility Agent.

31.       “DIP Facility Claims” means all Claims against any Debtor arising on account of the DIP Facility or pursuant to or secured by the DIP Facility Agreement, and which constitute “Obligations,” as such term is defined in the DIP Facility Agreement.

32.        “DIP Facility Lenders” means the financial institutions party from time to time to the DIP Facility Agreement as lenders.

33.      “DIP Loan Documents” means the DIP Facility Agreement and any amendments, modifications, supplements thereto, as well as any related notes, certificates, agreements, security agreements, documents and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection with the DIP Credit Agreement.

34.        “DIP Orders” means the Interim DIP Order and Final DIP Order.

35.        “Director” means a member of the board of directors or board of managers, as applicable, of Reorganized INAP.

36.      “Disbursing Agent” means one or more of the Reorganized Debtors and/or any other Entity or Entities selected by the Debtors or the Reorganized Debtors to make or facilitate distributions contemplated under the Plan.

37.        “Disclosure Statement” means that certain Disclosure Statement for the Joint Prepackaged Chapter 11 Plan of Internap Corporation and its Affiliated Debtors and Debtors in Possession, dated March 16, 2020, as it may be amended, supplemented, restated, or modified from time to time, including all exhibits and schedules thereto and references therein, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law and as approved by the Bankruptcy Court.

38.      “Disputed” means, with respect to a Claim, (i) any Claim, which Claim is disputed under Article V.M of the Plan or as to which the Debtors have interposed and not withdrawn an objection or request for estimation that has not been determined by a Final Order, (ii) any Claim, proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of Claim was not timely or properly filed, (iii) any Claim that is listed in the Schedules, if any are filed, as unliquidated, contingent or disputed, and as to which no request for payment or proof of Claim has been filed, or (iv) any Claim that is otherwise disputed by any of the Debtors or Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved or overruled by a Final Order. To the extent the Debtors dispute only the amount of a Claim, such Claim shall be deemed Allowed in the amount the Debtors do not dispute, if any, and Disputed as to the balance of such Claim.

39.       “Distribution Record Date” means the Confirmation Date or such other date as agreed to by the Reorganized Debtors and the Required Consenting Lenders in writing.

40.       “Effective Date” means the date selected by the Debtors on which all conditions to the Effective Date have been satisfied or waived in accordance with the Plan.

41.        “Entity” means any “entity,” as such term is defined in section 101(15) of the Bankruptcy Code.

42.      “Estate” means, with respect to a particular Debtor, the estate created for such Debtor upon commencement of its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code, and the “Estates” means every Debtor’s Estate, collectively.

43.        “Exculpated Parties” means, collectively, and in each case in their capacities as such during the Chapter 11 Cases, (i) the Debtors, (ii) the Reorganized Debtors, (iii) any statutory committee appointed in the Chapter 11 Cases, (iv) the parties to the Restructuring Support Agreement, (v) the DIP Facility Agent and the DIP Facility Lenders under the DIP Facility Agreement, (vi) the Existing Credit Facility Agent and Existing Lenders under the Existing Credit Facility Documents; (vii) the Priority Exit Facility Agent and the Priority Exit Facility Lenders under the Priority Exit Facility Agreement, (viii) the New Term Loan Facility Agent and the New Term Loan Facility Lenders under the New Term Loan Facility Agreement, (ix) the Consenting Lenders, and (x) with respect to each of the foregoing Entities in clauses (i) through (ix), each of such Entity’s current and former affiliates, and each such Entity’s predecessors, successors, assigns, subsidiaries, affiliates, managed accounts and funds, and all of their respective current and former officers and directors, principals, equity holders, members, partners, managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, investment managers, investment advisors, management companies, fund advisors, and other professionals, and such Persons’ respective heirs, executors, estates, and nominees, in each case in their capacity as such.

44.       “Executory Contract” means a contract to which one or more of the Debtors are party, other than an Unexpired Lease, which contract is subject to assumption or rejection in accordance with section 365 of the Bankruptcy Code.

45.      “Existing Credit Agreement” means that certain Credit Agreement dated as of April 6, 2017, among INAP as borrower, certain of its subsidiaries as guarantors, Existing Credit Facility Agent, and the other lenders, agents, arrangers and parties thereto, as amended, modified, supplemented, or restated from time to time.

46.      “Existing Credit Facility Agent” means Jefferies Finance LLC, in its capacity as administrative agent and collateral agent under the Existing Credit Agreement, and any successor and permitted assign.

47.        “Existing Credit Facility Documents” means the Existing Credit Agreement and all related agreements and documents executed by any of the Debtors in connection with the Existing Credit Agreement.

48.       “Existing Credit Facility” means the senior secured credit facility governing the Existing Term Loans and the Existing Revolving Loans and subject to the terms and conditions of the Existing Credit Agreement.

49.        “Existing Equity Interests” means Interests in INAP, including, for the avoidance of doubt, any unvested granted equity awards or options (which shall be deemed accelerated and treated equivalently to other existing common stock) and any other equity rights or instruments exchangeable, convertible or exercisable into common stock of INAP (which shall be treated as having been deemed exchanged, converted or exercised, as applicable, for the applicable number of INAP common stock the holder thereof is entitled to).

50.        “Existing Equity Notice Launch Date” means the date on which the Debtors will cause the Existing Equity Notice Materials to be sent to all holders of Existing Equity Interests.

51.        “Existing Equity Notice Materials” means the materials sent to holders of Existing Equity Interests, including (i) notice of the Chapter 11 Cases; (ii) the full text of the releases contained in Section VIII.D hereof; and (iii) information regarding how Holders of Existing Equity Interests may execute the Existing Equity Release.

52.       “Existing Equity Release” means the form by which Holders of Existing Equity Interests shall consent to becoming a Releasing Party, which is attached as Exhibit G to the Disclosure Statement.

53.        “Existing Lenders” means the Existing Term Loan Lenders and the Existing Revolving Loan Lenders.

54.       “Existing Letter of Credit Fee Claims” means all Claims against any Debtor arising on account of an Existing Letter of Credit for any accrued “LC Participation Fee” or “Fronting Fee” (each as defined in the Existing Credit Agreement).

55.       “Existing Letters of Credit” means those letters of credit issued pursuant to Section 2.18 of the Existing Credit Agreement and outstanding as of the Petition Date.

56.        “Existing Loans” means the Existing Revolving Loans and the Existing Term Loans.

57.       “Existing Loan Claims” means the Existing Revolving Loan Claims, Existing Term Loan Claims, and Existing Letter of Credit Fee Claims.

58.       “Existing Revolving Loans” means all loans against any Debtor arising on account of the revolving loans made available to the Debtors pursuant to the Existing Credit Agreement, and which constitute “Obligations,” as such term is defined in the Existing Credit Agreement (but excluding the Bridge Loans).

59.        “Existing Revolving Loan Claims” means all Claims against any Debtor arising on account of the Existing Revolving Loans. The Existing Revolving Loan Claims shall be Allowed in an aggregate principal amount of approximately $30,000,000 plus any accrued and unpaid interest at the applicable rate as of the Petition Date plus all other unpaid and outstanding Obligations as of the Petition Date, as applicable, and which shall not be subject to disallowance, setoff, recoupment, subordination, recharacterization or reduction of any kind, including pursuant to Section 502(d) of the Bankruptcy Code.

60.        “Existing Revolving Loan Lenders” means the financial institutions party from time to time to the Credit Agreement as lenders, solely in their respective capacities as such, with outstanding Existing Revolving Loans.

61.       “Existing Term Loans” means all loans arising on account of the term loans made available to the Debtors pursuant to the Existing Credit Agreement, and which constitute “Obligations,” as such term is defined in the Existing Credit Agreement (but excluding the Bridge Loans).

62.       “Existing Term Loan Claims” means all Claims against any Debtor arising on account of the Existing Term Loans. The Existing Term Loan Claims shall be Allowed in an aggregate principal amount of approximately $426,415,550.51 plus any accrued and unpaid interest at the applicable rate as of the Petition Date plus all other unpaid and outstanding Obligations as of the Petition Date, as applicable, and which shall not be subject to disallowance, setoff, recoupment, subordination, recharacterization or reduction of any kind, including pursuant to Section 502(d) of the Bankruptcy Code.

63.        “Existing Term Loan Lenders” means the financial institutions party from time to time to the Existing Credit Agreement as lenders, solely in their respective capacities as such, with outstanding Existing Term Loans.

64.        “Fiduciary Exculpated Parties” means Exculpated Parties that are fiduciaries of any of the Estates or that are such fiduciaries’ current and former officers and directors, principals, equity holders, members, partners, managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, investment managers, investment advisors, management companies, fund advisors, and other professionals, and such Persons’ respective heirs, executors, estates, and nominees, in each case in their capacity as such.

65.        “Final DIP Order” means the Bankruptcy Court order authorizing use of cash collateral and the DIP Facility on a final basis.

66.       “Final Order” means, as applicable, an order entered by the Bankruptcy Court or other court of competent jurisdiction: (a) that has not been reversed, stayed, modified, amended, or revoked, and as to which (i) any right to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has been waived or (ii) the time to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has expired and no appeal, motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing is pending or (b) as to which an appeal has been taken, a motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing has been filed and (i) such appeal, motion for leave to appeal or petition for certiorari, review, reargument, stay, or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which leave to appeal, certiorari, review, reargument, stay, or rehearing was sought and (ii) the time to appeal (in the event leave is granted) further or seek leave to appeal, certiorari, further review, reargument, stay, or rehearing has expired and no such appeal, motion for leave to appeal, or petition for certiorari, further review, reargument, stay, or rehearing is pending.

67.        “Fractional Warrant Distribution Provision” means the provisions set forth in Article V.H of the Plan.

68.        “General Administrative Expense” means any Administrative Expense other than Professional Fees.

69.        “General Unsecured Claim” means any Unsecured Claim, other than an Intercompany Claim, against any Debtor.

70.        “Global Settlement” has the meaning specified in Article V.A of the Plan.

71.        “Governmental Unit” means any “governmental unit,” as such term is defined in section 101(27) of the Bankruptcy Code.

72.       “Impaired” means, with respect to a Claim, Interest, or a Class of Claims or Interests, “impaired” within the meaning of such term in section 1124 of the Bankruptcy Code.

73.        “INAP” has the meaning specified in the Introduction hereto.

74.       “Indemnification Obligation” means any existing or future obligation of any Debtor to indemnify current and former directors, officers, members, managers, sponsors, agents or employees of any of the Debtors who served in such capacity, with respect to or based upon such service or any act or omission taken or not taken in any of such capacities, or for or on behalf of any Debtor, whether pursuant to agreement, letters, the Debtors’ respective memoranda, articles or certificates of incorporation, corporate charters, bylaws, operating agreements, limited liability company agreements, or similar corporate or organizational documents or other applicable contract or law in effect as of the Effective Date.

75.       “Intercompany Claim” means any Claim against a Debtor held by another Debtor or by a non-Debtor wholly owned direct or indirect subsidiary of INAP.

76.        “Intercompany Interest” means any Interest in a Debtor held by another Debtor.

77.       “Interest” means any “equity security” (as such term is defined in section 101(16) of the Bankruptcy Code) or other equity interest in a Debtor, including any share of common or preferred stock, membership interest, partnership unit, or other evidence of ownership of, or a similar interest in, a Debtor, and any option, warrant, or right, contractual or otherwise, to purchase, sell, subscribe, or acquire any such equity security or other equity interest in a Debtor, whether or not transferable, issued or unissued, authorized, or outstanding.

78.       “Interim DIP Order” means the Bankruptcy Court order authorizing use of cash collateral and the DIP Facility for the period pending entry of the Final DIP Order.

79.        “Lien” means a “lien” as such term is defined in section 101(37) of the Bankruptcy Code.

80.        “Management Incentive Plan” means the Reorganized Debtors’ management incentive plan, which shall be in accordance with the terms specified in the Restructuring Support Agreement.

81.        “New Boards” means the Reorganized INAP Board and New Subsidiary Boards.

82.      “New Common Equity” means the common equity in Reorganized INAP to be authorized, issued, and outstanding on and after the Effective Date.

83.       “New Common Equity Warrants” means 4-year warrants for 10% of the aggregate amount of New Common Equity issued and outstanding as of the Effective Date, exercisable at a strike price determined by the Debtors in good faith (and disclosed in a Plan Supplement) to imply an equity value at which the holders of Allowed Existing Loan Claims recover (together with the New Term Loan Facility valued at par plus accrued interest) par plus accrued interest on their Allowed Existing Loan Claims.  The New Common Equity Warrants shall be subject to dilution by the Management Incentive Plan and any new stock capital raise approved by the Reorganized INAP Board, and issued pursuant to the New Common Equity Warrant Agreement to holders of Existing Equity Interests that timely execute and return an Existing Equity Release.

84.        “New Common Equity Warrant Agreement” means that certain warrant agreement that shall govern the terms of the New Common Equity Warrants, the forms of which shall be included in the Plan Supplement and in accordance with the New Common Equity Warrant Term Sheet attached as Exhibit F to the Disclosure Statement and in form and substance acceptable to the Required Consenting Lenders in consultation with the Debtors.

85.       “New Credit Facility Documents” means, collectively, the Working Capital Exit Facility Documents (if any), the Priority Exit Facility Documents, and the New Term Loan Facility Documents.

86.       “New Organizational Documents” means the new bylaws, certificates of incorporation, certificates of formation, limited liability company agreements, operating agreements, certificates of limited partnership, agreements of limited partnership, the Shareholder Agreement, or such other organizational documents of the Reorganized Debtors, the forms of which shall be acceptable to the Required Consenting Lenders in consultation with the Debtors and included in the Plan Supplement.

87.      “New Subsidiary Boards” means the initial board of directors or board of managers (as applicable) for the Reorganized Debtors as appointed pursuant to Article V.J.

88.       “New Term Loan Facility” means the new senior secured term loan facility, in the New Term Loan Facility Principal Amount.  The New Term Loan Facility will be distributed Pro Rata to holders of Allowed Existing Loan Claims and subject to the terms and conditions of the New Term Loan Facility Credit Agreement and the other New Term Loan Facility Documents.

89.        “New Term Loan Facility Agent” means the administrative agent under the New Term Loan Facility Credit Agreement and the other New Term Loan Facility Documents, in its capacity as such, as selected by the Required Consenting Lenders.

90.       “New Term Loan Facility Credit Agreement” means the credit agreement, to be dated as of the Effective Date, that will govern the New Term Loan Facility, in such form filed with the Plan Supplement and in form and substance acceptable to the Required Consenting Lenders in consultation with the Debtors.

91.       “New Term Loan Facility Documents” means the following documents that will govern the New Term Loan Facility: (a) the New Term Loan Facility Credit Agreement, and (b) such other financing documents related to the New Term Loan Facility, including intercreditor agreements, each in form and substance acceptable to the Required Consenting Lenders in consultation with the Debtors.

92.      “New Term Loan Facility Lenders” means the financial institutions party from time to time to the New Term Loan Facility Credit Agreement as lenders, issuing banks, or bank product providers, in their respective capacities as such.

93.        “New Term Loan Facility Principal Amount” means $225,000,000.00.

94.       “Notice of Entry of Confirmation Order” means a notice to be sent by the Reorganized Debtors following the entry of the Confirmation Order stating that the Bankruptcy Court has confirmed the Plan and providing such other information as required by the Confirmation Order.

95.        “Other Secured Claim” means any Secured Claim against any Debtor other than an Administrative Expense, DIP Facility Claim, Priority Claim, Existing Revolving Loan Claim, Existing Term Loan Claim, or Existing Letter of Credit Fee Claim.  For the avoidance of doubt, “Other Secured Claim” includes any Claim, other than an Existing Letter of Credit Fee Claim, arising on account of an Existing Letter of Credit that has been drawn as of the Effective Date.

96.        “Petition Date” means the date on which the Debtors commenced the Chapter 11 Cases.

97.        “Plan” has the meaning specified in the Introduction hereto.

98.        “Plan Supplement” means the compilation of documents (or forms thereof), schedules, and exhibits to the Plan, as each may be amended, supplemented, or modified from time to time in accordance with the Plan, Restructuring Support Agreement, Bankruptcy Code, and Bankruptcy Rules, to be filed with the Bankruptcy Court which may include, as applicable: (a) the New Organizational Documents; (b) a list of the members of the New Boards (to the extent known); (c) the Working Capital Exit Facility Credit Agreement; (d) the Priority Exit Facility Credit Agreement; (e) the New Term Loan Facility Credit Agreement; (f) the New Common Equity Warrant Agreement; (g) the Management Incentive Plan; (h) the Description of Restructuring Transactions; (i) the Schedule of Rejected Executory Contracts and Unexpired Leases (as amended, supplemented, or modified); and (j) such other documents as are necessary or advisable to implement the Restructuring contemplated by the Restructuring Support Agreement and the Plan, each of which shall be consistent with the Restructuring Support Agreement and, except as otherwise provided herein, acceptable in form and substance to the Required Consenting Lenders.  For the avoidance of doubt, the Debtors shall have the right to amend, supplement, or modify the Plan Supplement through the Effective Date in accordance with the Plan, Restructuring Support Agreement, Bankruptcy Code, and Bankruptcy Rules; provided that any such amendment or modification shall be acceptable in form and substance to the Required Consenting Lenders.

99.       “Prepack Scheduling Order” means an order of the Bankruptcy Court scheduling a combined hearing with respect to approval of the Disclosure Statement and confirmation of this Plan.

100.      “Priority Claim” means any Priority Non-Tax Claim or Priority Tax Claim.

101.      “Priority Exit Facility” means the new senior secured credit facility, in the aggregate amount equal to the principal amount of loans under the DIP Facility, senior in priority to the New Term Loan Facility and equal in priority to the Working Capital Exit Facility or, upon the consent of the Required DIP Lenders or Required Priority Exit Facility Lenders, as applicable, junior in priority to the Working Capital Exit Facility, to be made available to the Reorganized Debtors pursuant to and subject to the terms and conditions of the Priority Exit Facility Credit Agreement and the other Priority Exit Facility Documents.

102.      “Priority Exit Facility Agent” means the administrative agent under the Priority Exit Facility Credit Agreement and the other Priority Exit Facility Documents, in its capacity as such, as selected by the Required DIP Lenders.

103.      “Priority Exit Facility Credit Agreement” means the credit agreement, to be dated as of the Effective Date, that will govern the Priority Exit Facility, in such form filed with the Plan Supplement and in form and substance acceptable to the Required DIP Lenders in consultation with the Debtors.

104.      “Priority Exit Facility Documents” means the following documents that will govern the Priority Exit Facility: (a) the Priority Exit Facility Credit Agreement, and (b) such other financing documents related to the Priority Exit Facility, including intercreditor agreements, each in form and substance acceptable to the Required Consenting Lenders in consultation with the Debtors.

105.      “Priority Exit Facility Lenders” means the financial institutions party from time to time to the Priority Exit Facility Credit Agreement as lenders, issuing banks, or bank product providers, in their respective capacities as such.

106.     “Priority Non-Tax Claim” means any Claim against any Debtor entitled to priority pursuant to section 507(a) of the Bankruptcy Code, other than an Administrative Expense, DIP Facility Claim, or Priority Tax Claim.

107.    “Priority Tax Claim” means any Claim of a Governmental Unit against any Debtor entitled to priority pursuant to section 502(i) or 507(a)(8) of the Bankruptcy Code.

108.     “Pro Rata” means, for the holder of an Allowed Claim or Interest in a particular Class, proportional to the ratio of the amount of such Allowed Claim or Interest to the amount of all Allowed Claims or Allowed Interests (as applicable) in the same Class.

109.     “Professional” means any Entity that is, by Bankruptcy Court order: (a) employed for legal, financial advisory, accounting, or other professional services during the Chapter 11 Cases pursuant to section 327 or 1103 of the Bankruptcy Code and to be compensated and reimbursed therefor in accordance with sections 327, 328, 329, 330, 331, and/or 1103 of the Bankruptcy Code; or (b) allowed compensation and reimbursement pursuant to section 503(b)(4) of the Bankruptcy Code upon a motion on notice; provided, however, that “Professional” shall not include any professional-service Entity that the Debtors are authorized to employ, compensate, and reimburse in the ordinary course of its businesses.  For the avoidance of doubt, “Professional” does not include any professional-service Entity retained by the Existing Credit Facility Agent, the DIP Agent, the Ad Hoc Group, or the Consenting Lenders.

110.      “Professional Fees” means the accrued, contingent, and/or unpaid compensation for services rendered (including hourly, transaction, and success fees), and reimbursement for expenses incurred, by Professionals, that: (a) are awardable and allowable pursuant to sections 327, 328, 329, 330, 331, 503(b)(4), and/or 1103 of the Bankruptcy Code or otherwise rendered allowable prior to the Confirmation Date; (b) have not been denied by the Bankruptcy Court by Final Order; (c) have not been previously paid (regardless of whether a fee application has been filed for any such amount); and (d) remain outstanding after applying any retainer that has been provided to such Professional.  To the extent that any amount of the foregoing compensation or reimbursement is denied or reduced by Final Order of the Bankruptcy Court or any other court of competent jurisdiction, such amount shall no longer constitute Professional Fees.

111.      “Professional Fees Escrow Account” means the account established on the Effective Date pursuant to Article II.C.2.

112.     “Quarterly Fees” means all United States Trustee quarterly fees payable pursuant to 28 U.S.C. § 1930(a)(6), together with any interest thereon pursuant to 31 U.S.C. § 3717.

113.      “Released Parties” means all of the following, each in their respective capacities as such: (i)(a) the Debtors, (b) the Reorganized Debtors, (c) holders of Existing Equity Interests who execute the Existing Equity Release in accordance with the Existing Equity Notice Materials, (d) each of the foregoing Entities’ in clauses (i)(a) through (i)(c), each of such Entity’s successors, assigns, current and former shareholders, subsidiaries, directors, officers, funds, affiliates, members, employees, partners, limited partners, general partners, members, management companies, investment managers, investment advisors, investment bankers, financial advisors, restructuring advisors, accountants, managers, agents, representatives, principals, consultants, attorneys, and professional advisors (each in their capacity as such); and (ii)(a) the Consenting Lenders; (b) the Existing Credit Facility Agent; (c) the Existing Lenders that are Consenting Lenders; (d) the DIP Facility Lenders; (e) the DIP Facility Agent; (f) the Priority Facility Agent; (g) the Priority Exit Facility Lenders; (h) the New Term Loan Facility Agent; (i) the New Term Loan Facility Lenders; and (j) with respect to each of the foregoing parties in clauses (ii)(a) through (ii)(i), each of such Entity’s successors, assigns, current and former shareholders, subsidiaries, directors, officers, funds, affiliates, members, employees, partners, limited partners, general partners, members, management companies, investment managers, investment advisors, investment bankers, financial advisors, restructuring advisors, accountants, managers, agents, representatives, principals, consultants, attorneys, and professional advisors (each in their capacity as such).

114.      “Releasing Parties” means all of the following, each in their respective capacities as such: (i) the Debtors; (ii) the Released Parties (each in their capacity as such); (iii) the holders of all Claims who vote to accept the Plan, and (iv) holders of Existing Equity Interests who execute the Existing Equity Release in accordance with the Existing Equity Notice Materials.

115.     “Reorganized Debtors” means, collectively, Reorganized INAP and its direct and indirect subsidiaries, or any successors thereto, by merger, consolidation, or otherwise, in each case on or after the Effective Date.

116.      “Reorganized INAP” means INAP or any successor to any such entity, by merger, consolidation, or otherwise, in each case on or after the Effective Date.

117.      “Reorganized INAP Board” means the initial board of Directors of Reorganized INAP, as appointed pursuant to Article V.J.

118.      “Required Consenting Lenders” means, as of any time of determination, the Consenting Lenders that hold, in aggregate on the relevant date, at least a majority in principal amount outstanding of Existing Loans held by the Consenting Lenders.

119.      “Required DIP Lenders” means, as of any time of determination, the DIP Lenders that hold, in aggregate on the relevant date, at least a majority in principal amount outstanding of DIP Loans.

120.     “Required Priority Exit Facility Lenders” means, as of any time of determination, the Priority Exit Facility Lenders that hold, in aggregate on the relevant date, at least a majority in principal amount outstanding of loans under the Priority Exit Facility.

121.    “Restructuring” means the comprehensive restructuring of the existing debt and other obligations of the Debtors on the terms and conditions set forth in the Plan, the Restructuring Support Agreement, and the Restructuring Term Sheet.

122.     “Restructuring Expenses” means the reasonable and documented fees and expenses when due of (i) Gibson, Dunn & Crutcher LLP as counsel to the Ad Hoc Group, (ii) Rothschild & Co., as financial advisor to the Ad Hoc Group, and (iii) Jones Day as counsel to the DIP Facility Agent and Existing Credit Facility Agent, in each case as set forth in the DIP Orders.

123.      “Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of March 11, 2020, by and among the Debtors and the Consenting Lenders, together with all exhibits and schedules thereto, as may be amended, restated, supplemented, or otherwise modified from time to time in accordance with its terms.

124.      “Restructuring Term Sheet” means the Internap Corporation restructuring term sheet that shall be implemented as of the Effective Date in accordance with the terms set forth in the restructuring term sheet annexed as Exhibit A to the Restructuring Support Agreement.

125.      “Restructuring Transactions” has the meaning set forth in Article V.B.

126.     “Schedules” means the schedules of assets and liabilities, statements of financial affairs, lists of holders of Claims and Interests and all amendments or supplements thereto filed by the Debtors with the Bankruptcy Court to the extent such filing is not waived pursuant to an order of the Bankruptcy Court.

127.     “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule (if any) of Executory Contracts and Unexpired Leases that shall be rejected by each applicable Debtor as of the Effective Date, as set forth in the Plan Supplement.

128.     “Secured Claim” means any Claim that is secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.

129.    “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as amended, together with the rules and regulations promulgated thereunder.

130.      “Servicer” means an agent or other authorized representative of holders of Claims or Interests.

131.     “Shareholder Agreement” means the shareholder agreement deemed to be entered into by the Reorganized Debtors and the holders of New Common Equity and New Common Equity Warrants on the Effective Date that will govern certain matters related to the governance of the Reorganized Debtors, in form and substance acceptable to the Required Consenting Lenders in consultation with the Debtors.

132.     “Subordinated Claims” means Claims consisting of any prepetition Claim that is subject to subordination in accordance with sections 510(b)-(c) of the Bankruptcy Code or otherwise.

133.      “Termination Event” means a termination event as set forth in Section 7 of the Restructuring Support Agreement.

134.     “Unexpired Lease” means a lease to which one or more of the Debtors are party, which lease is subject to assumption or rejection in accordance with section 365 of the Bankruptcy Code.

135.      “Unimpaired” means, with respect to a Class, Claim, Interest, or a holder of a Claim or Interest, that such Class, Claim, Interest, or holder is not Impaired.

136.     “Unsecured Claim” means any Claim, other than an Administrative Expense, DIP Facility Claim, Priority Claim, Intercompany Claim, Existing Term Loan Claim, Existing Revolving Loan Claim, or Other Secured Claim.

137.      “U.S. Trustee” means the Office of the United States Trustee for Region 2.

138.      “Voting Record Date” means March 11, 2020.

139.      “Working Capital Exit Facility” means the new senior secured asset-based revolving credit facility, in the anticipated aggregate amount of up to $75 million, senior in priority to the New Term Loan Facility and pari passu with the Priority Exit Facility (or senior to the Priority Exit Facility with the consent of the Required DIP Lenders), to be made available to the Reorganized Debtors pursuant to and subject to the terms and conditions of the Working Capital Exit Facility Credit Agreement and the other Working Capital Exit Facility Documents.

140.      “Working Capital Exit Facility Agent” means the administrative agent under the Working Capital Exit Facility Credit Agreement and the other Working Capital Exit Facility Documents, in its capacity as such, as selected by the Debtors and the Required DIP Lenders.

141.     “Working Capital Exit Facility Credit Agreement” means the credit agreement, to be dated as of the Effective Date, that will govern the Working Capital Exit Facility, in such form filed with the Plan Supplement and in form and substance acceptable to the Debtors or Reorganized Debtors (as applicable) and the Required DIP Lenders.

142.     “Working Capital Exit Facility Documents” means the following documents that will govern the Working Capital Exit Facility: (a) the Working Capital Exit Facility Credit Agreement, and (b) such other financing documents related to the Working Capital Exit Facility, including intercreditor agreements, each in form and substance reasonably acceptable to (i) the Debtors or Reorganized Debtors (as applicable), and (ii) the Required DIP Lenders, the Working Capital Exit Facility Lenders, and the Working Capital Exit Facility Agent.

143.     “Working Capital Exit Facility Lenders” means the financial institutions party from time to time to the Working Capital Exit Facility Credit Agreement as lenders, issuing banks, or bank product providers, in their respective capacities as such.

B.	Rules of Interpretation

For purposes of the Plan and unless otherwise specified herein: (1) each term, whether stated in the singular or the plural, shall include, in the appropriate context, both the singular and the plural; (2) each pronoun stated in the masculine, feminine, or neuter gender shall include, in the appropriate context, the masculine, feminine, and the neuter gender; (3) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (4) the words “include,” “includes,” and “including” are by way of example and not limitation; (5) all references to articles or Articles are references to the Articles hereof; (6) all captions and headings are inserted for convenience of reference only and are not intended to be a part of, or to affect the interpretation of, the Plan; (7) any reference to an Entity as a holder of a Claim or Interest includes that Entity’s successors and assigns; (8) any reference to an existing document, schedule, or exhibit, whether or not filed, having been filed, or to be filed, shall mean that document, schedule or exhibit, as it may thereafter be amended, modified, or supplemented; (9) any reference to an event occurring on a specified date, including on the Effective Date, shall mean that the event will occur on that date or as soon thereafter as reasonably practicable; (10) any reference to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions except as specifically provided herein; (11) all references to statutes, regulations, orders, rules of courts and the like shall mean as amended from time to time and as applicable to the Chapter 11 Cases; (12) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with, the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (13) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (14) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

C.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.  If the date on which a transaction may or shall occur pursuant to the Plan is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D.	Governing Law

Unless federal law (including the Bankruptcy Code and Bankruptcy Rules) is applicable, and unless specifically stated otherwise, the laws of the State of New York, without giving effect to the principles of conflict of laws that would require application of the law of another jurisdiction, shall govern the rights, obligations, construction, and implementation of the Plan and any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate or entity governance matters relating to the Debtors or the Reorganized Debtors shall be governed by the laws of the state of incorporation or organization of the relevant Debtor or Reorganized Debtor, as applicable.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

ARTICLE II
ADMINISTRATIVE EXPENSES AND
OTHER UNCLASSIFIED CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expenses, DIP Facility Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III.

A.	General Administrative Expenses

Each holder of an Allowed General Administrative Expense, to the extent such Allowed General Administrative Expense has not already been paid during the Chapter 11 Cases and without any further action by such holder, shall receive, in full satisfaction of its General Administrative Expense, Cash equal to the Allowed amount of such General Administrative Expense on the Effective Date (or, if payment is not then due, when such payment otherwise becomes due in the applicable Debtor’s ordinary course of business without further notice to or order of the Bankruptcy Court), unless otherwise agreed by the holder of such General Administrative Expense and the applicable Debtor.  For the avoidance of doubt, holders of a General Administrative Expense shall not be required to file a request for payment of a claim with the Bankruptcy Court.

B.	Restructuring Expenses

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) without the requirement to file a fee application with the Bankruptcy Court or comply with the guidelines of the U.S. Trustee, and without any requirement for review or approval by the Bankruptcy Court or any other party.  All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Effective Date; provided, that such estimate shall not be considered an admission or limitation with respect to such Restructuring Expenses.  In addition, the Debtors and Reorganized Debtors (as applicable) shall continue to pay the Restructuring Expenses after the Effective Date when due and payable in the ordinary course related to implementation, consummation and defense of the Plan, whether incurred before, on or after the Effective Date.

C.	Professional Fees

1.          Final Fee Applications

All final requests for payment of Professional Fees incurred prior to the Effective Date must be filed with the Bankruptcy Court and served on the Reorganized Debtors, the U.S. Trustee, counsel to any Committee, and all other parties that have requested notice in these Chapter 11 Cases by no later than forty-five (45) days after the Effective Date, unless the Reorganized Debtors agree otherwise in writing.  Objections to Professional Fees must be filed with the Bankruptcy Court and served on the Reorganized Debtors and the applicable Professional within thirty (30) days after the filing of the final fee application with respect to the applicable Professional Fees.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and any prior orders of the Bankruptcy Court in the Chapter 11 Cases, the Allowed amounts of such Professional Fees shall be determined by the Bankruptcy Court and, once approved by the Bankruptcy Court, shall be immediately paid in full in Cash from the Professional Fees Escrow Account; provided, however, that if the funds in the Professional Fees Escrow Account are insufficient to pay the full Allowed amounts of the Professional Fees, the Reorganized Debtors shall promptly pay any remaining Allowed amounts from its Cash on hand.

For the avoidance of doubt, the immediately preceding paragraph shall not affect any professional-service Entity that is permitted to receive, and the Debtors are permitted to pay without seeking further authority from the Bankruptcy Court, compensation for services and reimbursement of expenses in the ordinary course of the Debtors’ businesses (and in accordance with any relevant prior order of the Bankruptcy Court), which payments may continue notwithstanding the occurrence of Confirmation and the Effective Date.

2.          Professional Fees Escrow Account

On the Effective Date, the Reorganized Debtors shall fund the Professional Fees Escrow Account in an amount equal to all asserted Claims for Professional Fees outstanding as of the Effective Date (including, for the avoidance of doubt, any reasonable estimates for unbilled amounts provided prior to or as of the Effective Date payable by the Debtors or the Reorganized Debtors).  The Professional Fees Escrow Account may be an interest-bearing account.  Amounts held in the Professional Fees Escrow Account shall not constitute property of the Reorganized Debtors.  After the Effective Date, in the event there is a remaining balance in the Professional Fees Escrow Account following payment to all holders of Claims for Professional Fees under the Plan, any such amounts shall be promptly (but in any event no less than two (2) Business Days after the occurrence of the Effective Date) returned to, and constitute property of, the Reorganized Debtors.

Professionals shall estimate their unpaid Claims for Professional Fees incurred in rendering services to the Debtors, their Estates or the Committee (if any), as applicable, before and as of each of the Effective Date and shall deliver such estimate to counsel for the Debtors no later than five (5) Business Days before the Effective Date; provided, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of filed Claims for Professional Fees.  If a Professional does not provide an estimate, the Debtors shall estimate the unpaid and unbilled fees and expenses of such Professional in order for such Professional to be entitled to payment from the Professional Fees Escrow Account.  The total amount proposed to be allocated to the Professional Fees Escrow Account and pursuant to this Section shall be provided to the attorneys for the Debtors and the Consenting Lenders no later than three (3) Business Days before the Effective Date.

3.          Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, promptly pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Reorganized Debtors on and after the Effective Date.  On the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order or approval of the Bankruptcy Court.

D.	DIP Facility Claims

Subject to the DIP Orders, on the Effective Date, the DIP Facility Claims shall be deemed to be Allowed in the full amount due and owing under the DIP Facility Agreement as of the Effective Date including, for the avoidance of doubt, (a) the principal amount outstanding under the DIP Facility on such date; (b) all interest accrued and unpaid thereon through and including the date of payment; and (c) all accrued fees, expenses, and indemnification obligations payable under the DIP Facility Documents).  For the avoidance of doubt, the DIP Facility Claims shall not be subject to any avoidance, reduction, setoff, recoupment, recharacterization, subordination (equitable or contractual or otherwise), counter-claim, defense, disallowance, impairment, objection or any challenges under applicable law or regulation.

On the Effective Date, except to the extent such holder has agreed to an alternative treatment, each holder of any Allowed DIP Facility Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each such Claim, (i) in exchange for the principal amounts of such Allowed DIP Facility Claim, on a dollar-for-dollar basis, loans or commitments (as applicable) under the Priority Exit Facility; and (ii) in exchange for all other amounts due and owing under such DIP Facility, including accrued interest and other obligations arising under the DIP Credit Documents, payment in full in Cash.

Notwithstanding anything to the contrary herein, upon the occurrence of the Effective Date, the DIP Facility Agent and its agents shall be relieved of all further duties and responsibilities related to the DIP Loan Documents; provided, that any provisions of the DIP Loan Documents that by their terms survive the termination of the DIP Loan Documents shall survive in accordance with the terms of the DIP Loan Documents.

E.	Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Priority Tax Claim, each holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.  In the event an Allowed Priority Tax Claim also is secured, such Claim shall, to the extent it is Allowed, be treated as an Allowed Other Secured Claim if such Claim is not otherwise paid or satisfied in full.

ARTICLE III
CLASSIFICATION AND TREATMENT OF
CLAIMS AND INTERESTS

A.	Classification of Claims and Interests

Claims and Interests, except for Administrative Expenses, DIP Facility Claims, and Priority Tax Claims, are classified in the Classes set forth in this Article III.  A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes.  A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim or Allowed Interest, as applicable, in that Class.  To the extent a specified Class does not include any Allowed Claims or Allowed Interests, as applicable, then such Class shall be deemed not to exist.

The Plan constitutes a separate chapter 11 plan of reorganization for each Debtor and for purposes of distributions, provided, however, that the Debtors shall be deemed administratively consolidated for the purposes of voting on the Plan.  Pursuant to section 1122 of the Bankruptcy Code, the classification of Claims and Interests is as follows:

Class	Claims or Interests	Status	Voting Rights
1	Priority Non-Tax Claims	Unimpaired	Deemed to accept
2	Other Secured Claims	Unimpaired	Deemed to accept
3	Existing Loan Claims	Impaired	Entitled to vote
4	General Unsecured Claims	Unimpaired	Deemed to accept
5	Intercompany Claims	Unimpaired or Impaired	Deemed to accept or deemed to reject
6	Intercompany Interests	Unimpaired or Impaired	Deemed to accept or deemed to reject
7	Subordinated Claims	Impaired	Deemed to reject
8	Existing Equity Interests	Impaired	Deemed to reject

B.	Treatment of Claims and Interests

1.          Class 1 – Priority Non-Tax Claims

a.
Classification:  Class 1 consists of all Allowed Priority Non-Tax Claims.  Although all Priority Non-Tax Claims have been placed in one Class for the purposes of nomenclature, the Priority Non-Tax Claims against each applicable Debtor shall be treated as being in a separate sub-Class for the purpose of receiving distributions under the Plan.

b.
Treatment:  Except to the extent previously paid during the Chapter 11 Cases or such holder agrees to less favorable treatment, each holder of an Allowed Class 1 Claim shall (i) receive from each relevant Reorganized Debtor, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each such Claim, payment equal to the Allowed amount of such Claim, in Cash, on the later of the Effective Date and the date such Claim becomes due and payable in the ordinary course of business or (ii) be otherwise rendered Unimpaired.

c.
Voting:  Class 1 is Unimpaired under the Plan.  Holders of Allowed Class 1 Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

2.          Class 2 – Other Secured Claims

a.
Classification:  Class 2 consists of all Allowed Other Secured Claims.  Although all Other Secured Claims have been placed in one Class for the purposes of nomenclature, the Other Secured Claims against each applicable Debtor shall be treated as being in a separate sub-Class for the purpose of receiving distributions under the Plan.

b.
Treatment:  Except to the extent such holder agrees to less favorable treatment, each holder of an Allowed Class 2 Claim will receive from each relevant Reorganized Debtor (i) payment in full in cash, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, in each case, or as soon as reasonably practicable thereafter, or (ii) such other treatment so as to render the holder of such Allowed Other Secured Claim unimpaired.

c.
Voting:  Class 2 is Unimpaired under the Plan.  Holders of Allowed Class 2 Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

3.          Class 3 – Existing Loan Claims

a.
Classification:  Class 3 consists of all Allowed Existing Loan Claims. Although all Allowed Existing Loan Claims have been placed in one Class for the purposes of nomenclature, the Allowed Existing Loan Claims against each applicable Debtor shall be treated as being in a separate sub-Class for the purpose of receiving distributions under the Plan.

b.
Allowance:  The Existing Loan Claims shall be Allowed in the aggregate amount of no less than $456,415,500.51, plus accrued and unpaid interest (including at any applicable default rate) and all applicable fees, costs, expenses, and other amounts due under the terms of the Existing Credit Facility Documents, in each case, as of the Petition Date.  The Existing Loan Claims shall not be subject to any avoidance, reduction, setoff, recoupment, recharacterization, subordination (equitable or contractual or otherwise), counter-claim, defense, disallowance, impairment, surcharge under section 506(c) of the Bankruptcy Code, objection, any challenges under applicable law or regulation, or any other claim or defense.

c.
Treatment:  On the Effective Date, each holder of an Allowed Class 3 Claim shall receive its Pro Rata share of (i) commitments under the New Term Loan Facility, in the aggregate principal amount equal to the New Term Loan Facility Principal Amount; and (ii) 100% of New Common Equity, subject to dilution by the Management Incentive Plan and the New Common Equity Warrants.  The receipt of such consideration shall be deemed, as of the Effective Date, to be in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such holder’s Allowed Class 3 Claim against each Debtor.

Notwithstanding any of the foregoing, there shall be no distributions on account of undrawn Existing Letters of Credit (other than for accrued “LC Participation Fees” and “Fronting Fees,” each as defined in the Existing Credit Agreement).  Such Existing Letters of Credit shall remain in effect after the Effective Date by their terms and shall be secured upon and after the Effective Date under the Priority Exit Facility Documents (or, if agreed by the Working Capital Exit Facility Lenders, under the Working Capital Exit Facility Documents), provided, that, if the terms of the Priority Exit Facility Documents (and/or the Working Capital Exit Facility Documents, if applicable) governing such Existing Letters of Credit are not in form and substance acceptable to the Existing Revolving Loan Lenders, then such Existing Letters of Credit shall be (x) cancelled and replaced in a manner satisfactory to the applicable Issuing Bank (as defined in the Existing Credit Agreement) or (y) cash collateralized in accordance with section 2.18(i) of the Existing Credit Agreement (as if an Event of Default (as defined in the Existing Credit Agreement) has occurred and is continuing).

d.	Voting: Class 3 is Impaired under the Plan. Therefore, holders of Allowed Class 3 Claims are entitled to vote to accept or reject the Plan.

4.          Class 4 – General Unsecured Claims

a.
Classification:  Class 4 consists of all Allowed General Unsecured Claims.  Although all General Unsecured Claims have been placed in one Class for the purposes of nomenclature, the General Unsecured Claims against each applicable Debtor shall be treated as being in a separate sub-Class for the purpose of receiving distributions under the Plan.

b.
Treatment:  Except to the extent previously paid during the Chapter 11 Cases or such holder agrees to less favorable treatment, each holder of an Allowed Class 4 Claim shall receive from each relevant Reorganized Debtor, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each such Claim, (i) payment equal to the Allowed amount of such Claim, in Cash, as and when such Claim becomes due and payable in the ordinary course of the applicable Debtor’s business or in accordance with applicable court order (plus any interest accrued after the Petition Date with respect to such Claim to the extent required by law to render such Claim Unimpaired, as determined by the Debtors or ordered by the Bankruptcy Court), or (ii) such other treatment that renders such holder Unimpaired.

c.
Voting:  Class 4 is Unimpaired under the Plan.  Holders of Allowed Class 4 Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

5.          Class 5 – Intercompany Claims

a.
Classification:  Class 5 consists of all Allowed Intercompany Claims.  Although all Allowed Intercompany Claims have been placed in one Class for the purposes of nomenclature, the Intercompany Claims against each applicable Debtor shall be treated as being in a separate sub-Class for the purpose of receiving distributions under the Plan.

b.
Treatment:  No property will be distributed to holders of Allowed Intercompany Claims.  Each holder of an Allowed Class 5 Claim shall (i) have its Claim be reinstated or released and cancelled, to the extent determined appropriate by the Debtors and the Required Consenting Lenders, or (ii) receive such other treatment that renders such holder Unimpaired.

c.
Voting:  Depending on the treatment above, Class 5 is either (i) Unimpaired under the Plan and conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, not entitled to vote to accept or reject the Plan; or (ii) Impaired under the Plan and conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, not entitled to vote to accept or reject the Plan.

6.          Class 6 – Intercompany Interests

a.	Classification: Class 6 consists of all Allowed Intercompany Interests.

b.
Treatment:  No property will be distributed to holders of Allowed Intercompany Interests.  Each holder of an Allowed Interest in Class 6 shall (i) have its Interest be reinstated solely to the extent necessary to maintain the Debtors’ corporate structure, or (ii) receive such other treatment that renders such holder Unimpaired.

c.
Voting:  Depending on the treatment above, Class 6 is either (i) Unimpaired under the Plan and conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, not entitled to vote to accept or reject the Plan; or (ii) Impaired under the Plan and conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, not entitled to vote to accept or reject the Plan.

7.          Class 7 – Subordinated Claims

a.	Classification: Class 7 consists of all Allowed Subordinated Claims.

b.
Treatment:  All Allowed Subordinated Claims, if any, shall be discharged, cancelled, released, and extinguished as of the Effective Date, and will be of no further force or effect, and holders of Allowed Subordinated Claims will not receive any distribution on account of such Allowed Subordinated Claims.

Voting:  Class 7 is Impaired under the Plan.  Holders of Allowed Claims in Class 7 are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

8.          Class 8 – Existing Equity Interests

a.	Classification: Class 8 consists of all Existing Equity Interests.

b.
Treatment:  All Existing Equity Interests will be cancelled, released, and extinguished as of the Effective Date, and holders of Existing Equity Interests shall not receive or retain any property under the Plan on account of such Existing Equity Interests.

Notwithstanding the foregoing, each holder of Existing Equity Interests that (i) is a beneficial holder of INAP’s common stock as of the Effective Date and (ii) executes an Existing Equity Release in accordance with the Existing Equity Notice Materials will, on or after the Effective Date, receive its Pro Rata share of the New Common Equity Warrants (subject to the Fractional Warrant Distribution Provision), which shall come from amounts that holders of Existing Term Loan Claims would otherwise be entitled to receive under the Plan.  For the avoidance of doubt, holders of Existing Loan Claims shall relinquish all right to and/or claim in or to receive the New Common Equity Warrants pursuant to the Plan.

Following the Existing Equity Notice Launch Date, holders of Existing Equity Interests shall have no less than twenty (20) Business Days to execute and return the Existing Equity Release in order to receive their Pro Rata Share of New Common Equity Warrants.

c.
Voting:  Class 8 is Impaired under the Plan.  Holders of Interests in Class 8 are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect (i) the Debtors’ or Reorganized Debtors’ rights and defenses in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupment against, any such Unimpaired Claims or (ii) the rights and defenses of any holder of Unimpaired Claims in respect of its Unimpaired Claims.

ARTICLE IV
ACCEPTANCE OR REJECTION OF PLAN

A.	Voting Classes

Holders of Class 3 Claims as of the Voting Record Date are entitled to vote to accept or reject the Plan.  Holders of Class 8 Interests as of the Existing Equity Record Date that execute an Existing Equity Release shall receive their Pro Rata Share of the New Common Equity Warrants, in accordance with the Existing Equity Notice Materials.

An Impaired Class of Claims shall be deemed to have accepted the Plan if, not counting any holder designated pursuant to section 1126(e) of the Bankruptcy Code, (i) holders of at least two-thirds in amount of the Allowed Claims held by holders who actually voted in such Class have voted to accept the Plan, and (ii) holders of more than one-half in number of the Allowed Claims held by holders who actually voted in such Class have voted to accept the Plan.

B.	Presumed Acceptance of the Plan

Classes 1, 2, 4, and, depending on their respective treatment, Classes 5 and 6, are Unimpaired under the Plan.  Holders of Claims or Interests in such Classes are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

C.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.  Except as otherwise provided in the Plan, including Article III of the Plan, pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE V
MEANS FOR IMPLEMENTATION OF PLAN

A.	General Settlement of Claims and Interests

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute an arms’ length and good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, and all distributions made to holders of Allowed Claims and Interests in any Class in accordance with the Plan are intended to be, and shall be, final.  Among other things, the Plan provides for a global settlement between the Consenting Lenders and the Debtors (the “Global Settlement”) that provides substantial value to the Debtors’ estates and allows for all Allowed General Unsecured Claims to be paid in full.  The Debtors and the Consenting Lenders believe the Global Settlement is fair and reasonable, and represents a sound exercise of the Debtors’ business judgment in accordance with Bankruptcy Rule 9019.

Although the Plan does not provide for substantive consolidation of the Estates, it also does not contemplate individual recoveries on a debtor-by-debtor basis. Rather, it represents a global and integrated series of compromises and settlements of all Allowed Claims and Interests against the Debtors, including, but not limited to, the settlement of all Allowed Claims held by the Consenting Lenders.  The treatment of the Consenting Lenders’ Claims set forth in the Plan supports maximum recoveries for all other creditors, including the unimpairment of holders of Claims in Class 4 (General Unsecured Claims) and the distributions to holders of Interests in Class 8 (Existing Equity Interests) that timely execute and deliver an Existing Equity Release as provided in Article III hereof.

B.	Restructuring Transactions

Prior to, on, or after the Effective Date, subject to and consistent with the terms of its obligations under the Plan and the Restructuring Support Agreement, and subject to the rights of the Consenting Lenders under the Restructuring Support Agreement, the Debtors shall be authorized to enter into such transactions and take such other actions as may be necessary or appropriate to effect a corporate and other Entity restructuring of their businesses, to otherwise simplify the overall corporate and other Entity structure of the Debtors, and/or to reincorporate or reorganize certain of the Debtors under the laws of jurisdictions other than the laws under which such Debtors currently are incorporated or formed, which restructuring may include one or more mergers, consolidations, dispositions, contributions, liquidations or dissolutions, as may be determined by the Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties and obligations of certain of the Debtors vesting in one or more surviving, resulting or acquiring entities (collectively, the “Restructuring Transactions”).  Subject to the terms of the Plan, in each case in which the surviving, resulting or acquiring Entity in any such transaction is a successor to a Debtor, such surviving, resulting or acquiring Entity shall perform the obligations of such Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against and Interests in such Debtor, except as provided in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring Entity, which may provide that another Debtor will perform such obligations.

In effecting the Restructuring Transactions, subject to the rights of the Consenting Lenders under the Restructuring Support Agreement, the Debtors shall be permitted to: (1) execute and deliver appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of the Plan and the Restructuring Support Agreement and that satisfy the requirements of applicable state law and such other terms to which the applicable Entities may agree; (2) execute and deliver appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable Entities may agree; (3) file appropriate certificates or articles of merger, consolidation or dissolution pursuant to applicable state law; and (4) take all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions.  To the extent known, any such Restructuring Transactions will be summarized in the Description of Restructuring Transactions, and in all cases, such transactions shall be subject to the terms and conditions of the Plan and any consents or approvals required under the Plan or the Restructuring Support Agreement.  The terms of the Restructuring Transactions shall be structured to preserve favorable tax attributes, if any, of the Debtors and result in a tax efficient structure and emergence for the Debtors.

C.	Sources of Consideration for Plan Distributions

1.          Cash

The Reorganized Debtors shall fund distributions under the Plan required to be paid in Cash, if any, with Cash on hand, including Cash from operations, and any Cash received on the Effective Date, borrowings under the DIP Facility, the Working Capital Exit Facility, the Priority Exit Facility, and the New Term Loan Facility.

2.          Working Capital Exit Facility

On the Effective Date, the applicable Reorganized Debtors shall make commercially reasonable efforts to enter into the Working Capital Exit Facility.  The Working Capital Exit Facility shall contain affirmative and negative covenants that are customary for similar facilities, and shall be secured by substantially all assets of the applicable Reorganized Debtors.

Confirmation shall be deemed approval of the Working Capital Exit Facility, to the extent not approved by the Bankruptcy Court previously (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or Reorganized Debtors in connection therewith) and the Reorganized Debtors shall be authorized to execute and deliver those documents necessary or appropriate to obtain the Working Capital Exit Facility, including the Working Capital Exit Facility Documents, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval, subject to such modifications as the Reorganized Debtors, the Required Consenting Lenders, and the Working Capital Exit Facility Agent may mutually agree to be necessary to consummate the Working Capital Exit Facility.

On the Effective Date, as applicable, (a) all Liens and security interests granted pursuant to, or in connection with, the Working Capital Exit Facility Credit Agreement shall be deemed granted by the Reorganized Debtors pursuant to the Working Capital Exit Facility Credit Agreement, and (b) all Liens and security interests granted pursuant to, or in connection with the Existing Credit Agreement or the Working Capital Exit Facility Credit Agreement, as applicable, (including any Liens and security interests granted on the Debtors’ assets) shall (i) be valid, binding, perfected, enforceable liens and security interests in the property described in the Working Capital Exit Credit Agreement and the other “Loan Documents” (as defined therein or any similar defined term), with the priorities established in respect thereof under applicable non-bankruptcy law and any applicable intercreditor agreements, and (ii) not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under any applicable law, the Plan, or the Confirmation Order.

The Reorganized Debtors and the persons granted liens and security interests under the Working Capital Exit Facility are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order without the need for any filings or recordings) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties.

3.          Priority Exit Facility

On the Effective Date, the applicable Reorganized Debtors shall enter into the Priority Exit Facility on terms consistent with the Restructuring Support Agreement.  The Priority Exit Facility shall contain affirmative and negative covenants that are customary for similar facilities, provided that the Priority Exit Facility shall be in form and substance acceptable to the Required DIP Lenders, and shall be secured by substantially all assets of the applicable Reorganized Debtors.

Confirmation shall be deemed approval of the Priority Exit Facility, to the extent not approved by the Bankruptcy Court previously (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or Reorganized Debtors in connection therewith) and the Reorganized Debtors shall be authorized to execute and deliver those documents necessary or appropriate to obtain the Priority Exit Facility, including the Priority Exit Facility Documents, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval, subject to such modifications as the Reorganized Debtors, the Required DIP Lenders, and the Priority Exit Facility Agent may mutually agree to be necessary to consummate the Priority Exit Facility.

On the Effective Date, as applicable, (a) all Liens and security interests granted pursuant to, or in connection with the Priority Exit Facility Credit Agreement shall (i) be reaffirmed and ratified by the applicable Reorganized Debtors and continue in full force and effect pursuant to the Priority Exit Facility Credit Agreement, and (ii) be deemed granted by the Reorganized Debtors pursuant to the Priority Exit Facility Credit Agreement, and (b) all Liens and security interests granted pursuant to, or in connection with the Existing Credit Agreement or the Priority Exit Facility Credit Agreement, as applicable, (including any Liens and security interests granted on the Debtors’ assets) shall (i) be valid, binding, perfected, enforceable liens and security interests in the property described in the Priority Exit Credit Agreement and the other “Loan Documents” (as defined therein or any similar defined term), with the priorities established in respect thereof under applicable non-bankruptcy law and any applicable intercreditor agreements, and (ii) not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under any applicable law, the Plan, or the Confirmation Order.

The Reorganized Debtors and the persons granted liens and security interests under the Priority Exit Facility are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order without the need for any filings or recordings) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties.

4.          New Term Loan Facility

On the Effective Date, the applicable Reorganized Debtors shall enter into the New Term Loan Facility on terms consistent with the Restructuring Support Agreement.  The New Term Loan Facility shall contain affirmative and negative covenants that are customary for similar facilities, provided that the Priority Exit Facility shall be in form and substance acceptable to the Required Consenting Lenders, and shall be secured substantially all assets of the applicable Reorganized Debtors, junior in priority to the Working Capital Exit Facility and the Priority Exit Facility.

Confirmation shall be deemed approval of the New Term Loan Facility, to the extent not approved by the Bankruptcy Court previously (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or Reorganized Debtors in connection therewith) and the Reorganized Debtors shall be authorized to execute and deliver those documents necessary or appropriate to obtain the New Term Loan Facility, including the New Term Loan Facility Documents, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval, subject to such modifications as the Reorganized Debtors, the Required Consenting Lenders, and the New Term Loan Facility Agent may mutually agree to be necessary to consummate the New Term Loan Facility.

On the Effective Date, as applicable, (a) all Liens and security interests granted pursuant to, or in connection with, the New Term Loan Facility Credit Agreement shall be deemed granted by the Reorganized Debtors pursuant to the New Term Loan Facility Credit Agreement, and (b) all Liens and security interests granted pursuant to, or in connection with the Existing Credit Agreement or the New Term Loan Facility Credit Agreement, as applicable, (including any Liens and security interests granted on the Debtors’ assets) shall (i) be valid, binding, perfected, enforceable liens and security interests in the property described in the New Term Loan Facility Credit Agreement and the other “Loan Documents” (as defined therein or any similar defined term), with the priorities established in respect thereof under applicable non-bankruptcy law and any applicable intercreditor agreements, and (ii) not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under any applicable law, the Plan, or the Confirmation Order.

The Reorganized Debtors and the persons granted liens and security interests under the New Term Loan Facility are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order without the need for any filings or recordings) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties.

D.	Corporate Existence

Except as otherwise provided in the Plan or as otherwise may be agreed to between the Debtors and the Required Consenting Lenders, each of the Reorganized Debtors and their direct and indirect subsidiaries shall continue to exist after the Effective Date as a separate corporation, limited liability company, limited partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, limited partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective bylaws, limited liability company agreement, operating agreement, limited partnership agreement (or other formation documents) in effect prior to the Effective Date, except to the extent such formation documents are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable law).

E.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan, on the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property in each applicable Estate, and any property acquired by the Debtors pursuant to the Plan shall vest in the Reorganized Debtors, free and clear of all Liens, Claims, charges, or other encumbrances.  On and after the Effective Date, except as otherwise provided in the Plan, the applicable Reorganized Debtors may operate their businesses and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or causes of action without supervision or approval by the Bankruptcy Court, and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

The Plan shall be conclusively deemed to be adequate notice that Liens, Claims, charges or other encumbrances are being extinguished.  Any Person having a Lien, Claim, charge or other encumbrance against any of the property vested in accordance with the foregoing paragraph shall be conclusively deemed to have consented to the transfer, assignment and vesting of such property to or in the Reorganized Debtors free and clear of all Liens, Claims, charges or other encumbrances by failing to object to confirmation of the Plan, except as otherwise provided in the Plan.

F.	Cancellation of Loans, Securities, and Agreements

Except as otherwise provided in the Plan (including with respect to Unimpaired Claims), on the Effective Date with respect to each Debtor: (1) the Existing Revolving Loan Claims, the Existing Term Loan Claims, the DIP Facility Claims, the Existing Equity Interests, and any other certificate, equity security, share, note, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of, or ownership interest in, the Debtors giving rise to any Claim or Interest (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligation of, or ownership interest in, the Debtors that are reinstated pursuant to the Plan), shall be deemed cancelled, surrendered, and discharged as to the Debtors without any need for further action or approval of the Bankruptcy Court or any holder thereof or any other person or entity, and the Reorganized Debtors shall not have any continuing obligations thereunder or in any way related thereto; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation, or similar documents governing the shares, certificates, notes, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of, or ownership interest in, the Debtors (except such agreements, certificates, notes or other instruments evidencing indebtedness or obligation of or ownership interest in the Debtors that are specifically reinstated pursuant to the Plan) shall be deemed satisfied in full, released, and discharged without any need for further action or approval of the Bankruptcy Court or any holder thereof or any other person or entity.

Notwithstanding such cancellation and discharge, the Existing Credit Facility Documents shall continue in effect to the extent necessary (i) to allow the holders of Claims to receive distributions under the Plan; (ii) to allow the Debtors, the Reorganized Debtors, and the Existing Credit Facility Agent to take other actions pursuant to the Plan on account of Claims; (iii) to allow holders of Claims to retain their respective rights and obligations vis-à-vis other holders of Claims pursuant to any applicable loan documents; (iv) to allow the Existing Credit Facility Agent and Existing Lenders to enforce their rights, claims, causes of action and interests under the Existing Credit Facility Documents against any party other than the Debtors, including, but not limited to, any rights with respect to priority of payment and/or to exercise charging liens; (v) to preserve any rights of the Existing Credit Facility Agent to payment of fees, expenses, and indemnification obligations under the Existing Credit Facility Documents, including any rights to priority of payment and/or to exercise charging liens; (vi) to allow the Existing Credit Facility Agent to enforce any obligations owed to it under the Plan; (vii) to allow the Existing Credit Facility Agent to exercise rights and obligations relating to the interests of lenders under the Existing Credit Facility Documents; (viii) to permit the Existing Credit Facility Agent to perform any function necessary to effectuate the foregoing; (ix) to allow the Existing Credit Facility Agent to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court relating to the Existing Credit Facility Documents; provided, that nothing in this Article V.F shall affect the discharge of Claims pursuant to the Plan.

Except for the foregoing, upon the occurrence of the Effective Date, the Existing Credit Facility Agent and its agents shall be relieved of all further duties and responsibilities related to the Existing Credit Facility Documents; provided, that any provisions of the Existing Credit Facility Documents that by their terms survive the termination of the Existing Credit Facility Documents shall survive in accordance with the terms of the Existing Credit Facility Documents.

Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors, as applicable, any collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory Liens, or lis pendens, or similar interests or documents.

G.	Corporate and Other Entity Action

On the Effective Date, all actions contemplated under the Plan (including, for the avoidance of doubt, the Plan Supplement) shall be deemed authorized and approved in all respects, including, with respect to the applicable Reorganized Debtors: (1) appointment of the New Boards pursuant to Article V.I and any other managers, directors, or officers for the Reorganized Debtors identified in the Plan Supplement; (2) the issuance and distribution of the New Common Equity by Reorganized INAP; (3) entry into the New Organizational Documents; (4) entry into the Working Capital Exit Facility Documents, the Priority Exit Facility Documents, and New Term Loan Facility Documents; (5) entry into the New Common Equity Warrant Agreement, issuance and distribution of the warrants thereunder by Reorganized INAP pursuant thereto, and instruction of the warrant agent under the New Common Equity Warrant Agreement to countersign warrant certificates issued thereunder; (6) implementation of the Restructuring Transactions; (7) implementation of the Management Incentive Plan (including reservation of New Common Stock on the Effective Date and any grants that the Reorganized INAP Board may approve following the Effective Date); and (8) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date).  All matters provided for in the Plan involving the corporate or other Entity structure of the Debtors or the Reorganized Debtors, and any corporate or other Entity action required by the Debtors or Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, managers, or officers of the Debtors or the Reorganized Debtors.  On or before the Effective Date, the appropriate officers of the Debtors or Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effectuate the transactions contemplated under the Plan) in the name, and on behalf, of the Reorganized Debtors, including any and all agreements, documents, securities, and instruments relating to the foregoing.  The authorizations and approvals contemplated by this Article V.G shall be effective notwithstanding any requirements under applicable non-bankruptcy law.

H.	New Common Equity Warrants — Fractional Distribution Provision

The New Common Equity Warrants will be issued at a ratio of approximately one (1) New Common Equity Warrant for 75,000 shares of common stock (or equivalent) of the Existing Equity Interests or such other ratio as determined by the Debtors (in consultation with the Required Consenting Lenders) to ensure that the Reorganized Debtors do not become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, with no fractional New Common Equity Warrants issued or distributed.  When any distribution would otherwise result in the issuance of a number of New Common Equity Warrants that is not a whole number, the New Common Equity Warrants subject to such distribution shall be rounded down to the next lower whole number, and cash consideration equivalent to the value of such fractional entitlement to the New Common Equity Warrants, calculated in good faith by the Debtors and included in the Plan Supplement, will be provided in lieu thereof.  The Reorganized Debtors shall not have any obligation to make a distribution to any Holder of Existing Equity Interests that is less than one (1) New Common Equity Warrant or $50.00 in cash.  The Reorganized Debtors shall make distributions to holders of less than 75,000 shares of common stock (or equivalent) of the Existing Equity Interests to the extent such distribution to any such Holder exceeds $50.00 in cash.  Fractional New Warrants that are not distributed in accordance with the foregoing shall be returned to, and ownership thereof shall vest in, the Reorganized Debtors, and thereafter cancelled.

I.	New Organizational Documents

On or prior to the Effective Date or as soon thereafter as is practicable, the applicable Reorganized Debtors shall, if so required under applicable state law, file their New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in their respective states, provinces, or countries of incorporation in accordance with the corporate laws of the respective states, provinces, or countries of incorporation or formation.  Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Organizational Documents will prohibit the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code.  After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents and other constituent documents as permitted by the laws of their respective states, provinces, or countries of incorporation or formation, and their respective New Organizational Documents, without further order of the Bankruptcy Court.

J.	Directors and Officers of Reorganized Debtors

As of the Effective Date, the terms of the current members of the boards of directors or managers (as applicable) of the applicable Debtors shall expire, such directors shall be deemed to have resigned, and the initial boards of directors or managers (as applicable), including the New Boards, and the officers of each applicable Reorganized Debtor entity shall be appointed in accordance with the respective New Organizational Documents.  The members of the New Boards will be identified in the Plan Supplement, to the extent known.  Each such director, manager, and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtors.

1.          Reorganized INAP Board

The initial Reorganized INAP Board shall be disclosed in the Plan Supplement, to the extent known, and in any event will be disclosed prior to the hearing to consider entry of the Confirmation Order.

2.          Officers of Reorganized Debtors

Except as otherwise provided in the Plan Supplement, the officers of the respective Reorganized Debtors immediately before the Petition Date, as applicable, shall serve as the initial officers of each of the respective Reorganized Debtors on and after the Effective Date.  After the Effective Date, the selection of officers of the Reorganized Debtors shall be as provided by their respective organizational documents.

Except to the extent that a member of the board of directors or managers, as applicable, of a Debtor continues to serve as a director or manager of such Reorganized Debtor on the Effective Date, the members of the board of directors or managers, as applicable, of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such director or manager shall be deemed to have resigned or shall otherwise cease to be a director or manager of the applicable Debtor on the Effective Date.  Commencing on the Effective Date, each of the directors or managers, as applicable, of each of the applicable Reorganized Debtors shall serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

3.          New Subsidiary Boards

On the Effective Date, the applicable New Subsidiary Boards shall be appointed in accordance with the applicable New Organizational Documents.

K.	Effectuating Documents; Further Transactions

On and after the Effective Date, the applicable Reorganized Debtors and the officers and members of the boards of directors thereof are authorized to, and may issue, execute, deliver, file, or record, such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, and the securities issued pursuant to the Plan in the name, and on behalf, of the Reorganized Debtors, without the need for any approvals, authorization, or consents, except for those expressly required pursuant to the Plan or the New Organizational Documents.

L.	Section 1146 Exemption

Pursuant to section 1146 of the Bankruptcy Code, (a) the issuance, transfer or exchange of any securities, instruments or documents, (b) the creation of any lien, mortgage, deed of trust or other security interest, (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including, without limitation, any deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan or the reinvesting, transfer or sale of any real or personal property of the Debtors pursuant to, in implementation of or as contemplated in the Plan (whether to one or more of the Reorganized Debtors or otherwise), (d) the grant of collateral under the Working Capital Exit Facility Documents, the Priority Exit Facility Documents, and the New Term Loan Facility Documents, and (e) the issuance, renewal, modification or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

M.	Management Incentive Plan

On the Effective Date, up to 10% of the fully diluted New Common Stock in the form of restricted stock grants and/or options shall be reserved for issuance pursuant to a management incentive plan, on terms to be determined by the Reorganized INAP Board.  All awards issued under the Management Incentive Plan, once converted, will be dilutive of all other New Common Equity issued pursuant to the Plan.  For the avoidance of doubt, neither the Management Incentive Plan nor any specific award under the Management Incentive Plan are approved by the Bankruptcy Court under the Plan and no payments will take place until after the Effective Date.

N.	Releases of Avoidance Actions

On the Effective Date, the Debtors, on behalf of themselves and their Estates, shall be deemed to have released any and all Avoidance Actions.  The Debtors and the Reorganized Debtors, any of their successors or assigns, and any Entity acting on behalf of the Debtors or the Reorganized Debtors, shall each be deemed to have waived the right to pursue any and all Avoidance Actions, except for Avoidance Actions brought as counterclaims or defenses to claims asserted against the Debtors.

O.	Procedures for Treating Disputed Claims and Interests Under the Plan

1.          Disputed Claims and Interests Process

On and after the Effective Date, except as otherwise provided herein, all Claims and Interests will be paid in the ordinary course of business of the applicable Reorganized Debtors.  To the extent a proof of claim is filed, if the Debtors dispute any Claim or Interest, such dispute shall be determined, resolved or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced.  Upon the Effective Date, all proofs of claim filed against the applicable Debtors, regardless of the time of filing, and including claims filed after the Effective Date, shall be deemed withdrawn.  The deemed withdrawal of all proofs of claim is without prejudice to each claimant’s rights under this section of the Plan to assert their claims in any forum as though the Debtors’ cases had not been commenced and without prejudice to the Debtors’ rights to oppose or denies such claims.

Notwithstanding the foregoing, except insofar as a Claim or Interest is Allowed under the Plan, the Debtors, the Reorganized Debtors or any other party in interest shall be entitled to object to Claims and Interests.  Any objections to Claims or Interests shall be served and filed (a) on or before the ninetieth (90th) day following the later of (i) the Effective Date and (ii) the date that a proof of Claim or proof of Interest is filed or amended or a Claim or Interest is otherwise asserted or amended in writing by or on behalf of a holder of such Claim or Interest, or (b) such later date as ordered by the Bankruptcy Court upon motion filed by the Reorganized Debtors.

2.          No Distributions Pending Allowance

Notwithstanding anything to the contrary herein, if any portion of a Claim or Interest is Disputed, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Disputed Interest becomes Allowed.

3.          Distributions after Allowance

To the extent that a Disputed Claim or Disputed Interest ultimately becomes Allowed, distributions (if any) shall be made to the holder of such Allowed Claim or Allowed Interest in accordance with the provisions of the Plan.  As soon as practicable after the date that the order or judgment finding or deeming any Disputed Claim or Disputed Interest to be Allowed has become a Final Order, the Disbursing Agent shall provide to the holder of such Claim or Interest the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest (except to the extent payment of interest on such Allowed Claim is required by Article III.B.4).

4.          Estimation of Claims and Interests

Except as otherwise provided in the Plan, the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated or Disputed Claim or Disputed Interest pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor previously objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim or Interest at any time during litigation concerning any objection to any Claim or Interest, including, without limitation, during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent, unliquidated or Disputed Claim or Disputed Interest, the amount so estimated shall constitute either the Allowed amount of such Claim or Interest or a maximum limitation on such Claim or Interest, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim or Interest, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim or Interest.  All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not exclusive of one another. Claims and Interests may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

P.	Authorization and Issuance of New Common Equity and New Common Equity Warrants

(a)           On the Effective Date, Reorganized INAP shall issue the New Common Equity in accordance with the terms of the Plan.  All of the New Common Equity, when so issued, shall be duly authorized, validly issued, and, in the case of the New Common Equity, fully paid, and non-assessable.

(b)          On the Effective Date, Reorganized INAP shall issue the New Common Equity Warrants in accordance with the terms of the Plan and the New Common Equity Warrant Agreements.  Each New Common Equity Warrant will, subject to the terms of the New Common Equity Warrant Agreements, be exercisable for one (1) share of New Common Equity.  All of the New Common Equity underlying the New Common Equity Warrants (upon payment of the exercise price in accordance with the terms of such New Common Equity Warrants) shall be duly authorized, validly issued, fully paid, and non-assessable.

ARTICLE VI
TREATMENT OF EXECUTORY CONTRACTS
AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases

Except as otherwise provided herein, each Executory Contract and Unexpired Lease shall be deemed assumed, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date, pursuant to section 365 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease (a) was previously assumed or rejected; (b) previously expired or terminated pursuant to its own terms; (c) is the subject of a motion to reject, assume or assume and assign that is (i) filed on or before the Confirmation Date or (ii) otherwise filed so as to be decided upon notice and a hearing prior to the Effective Date; or (d) is designated specifically as an Executory Contract or Unexpired Lease on the Schedule of Rejected Executory Contracts and Unexpired Leases.  The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates. Unless previously approved by the Bankruptcy Court, the Confirmation Order will constitute an order of the Bankruptcy Court approving the above-described rejections, assumptions and assignments, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date.

Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each Executory Contract and Unexpired Lease assumed pursuant to this Article VI.A or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall revest in, and be fully enforceable by, the Reorganized Company in accordance with its terms (including any amendments to any Executory Contracts and Unexpired Leases that were entered into after the Petition Date), except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.  To the maximum extent permitted by law, to the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified or stricken such that the transactions contemplated by the Plan shall not entitle the non-Debtor that is party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

B.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed

The Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, on the Effective Date or as soon as reasonably practicable thereafter, with the amount and timing of payment of any such Cure dictated by the Debtors ordinary course of business.  Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the ordinary course amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be filed with the Bankruptcy Court on or before 30 days after the Effective Date. Any such request that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court.  Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure in the Debtors ordinary course of business; provided, however, that nothing herein shall prevent the Reorganized Debtors from paying any Cure Claim despite the failure of the relevant counterparty to File such request for payment of such Cure.  The Reorganized Debtors also may settle any Cure Claim without any further notice to or action, order, or approval of the Bankruptcy Court.  In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be filed with the Bankruptcy Court on or before 30 days after the Effective Date.  Any such objection will be scheduled to be heard by the Bankruptcy Court at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely filed.  Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the Cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made within seven (7) Business Days following the entry of a Final Order or orders resolving the dispute and approving the assumption and shall not prevent or delay implementation of the Plan or the occurrence of the Effective Date.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise, and payment of the applicable Cure Claim, shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.  Any proof of claim filed with respect to an Executory Contract or Unexpired Lease that is assumed shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court.

C.	Insurance Policies & Indemnification Obligations

Each of the insurance policies of the Debtors, including all director and officer insurance policies in place as of the Petition Date, are deemed to be and treated as Executory Contracts under the Plan.  On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies, including all director and officer insurance policies in place as of the Petition Date, provided, that the Reorganized Debtors shall not indemnify officers, directors, equityholders, agents, or employees, as applicable, of the Debtors for any claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud, gross negligence, or willful misconduct.

In addition, after the Effective Date, all current and former officers, directors, agents, or employees who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any D&O Policy (including any “tail” policy) for the full term of such policy regardless of whether such officers, directors, agents, and/or employees remain in such positions after the Effective Date, in each case, to the extent set forth in such policies. In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any D&O Policy (including any “tail policy”) in effect as of the Petition Date.

Notwithstanding anything in the Plan, any Indemnification Obligation to indemnify current and former officers, directors, members, managers, agents, sponsors, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, members, managers, agents, or employees based upon any act or omission for or on behalf of the Debtors shall (i) remain in full force and effect, (ii) not be discharged, impaired, or otherwise affected in any way, including by the Plan, the Plan Supplement, or the Confirmation Order, (iii) not be limited, reduced or terminated after the Effective Date, and (iv) survive unimpaired and unaffected irrespective of whether such Indemnification Obligation is owed for an act or event occurring before, on or after the Petition Date, provided, that the Reorganized Debtors shall not indemnify officers, directors, members, or managers, as applicable, of the Debtors for any claims or Causes of Action that are not indemnified by such Indemnification Obligation.  All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under the Plan and shall continue as obligations of the Reorganized Debtors.  Any claim based on the Debtors’ obligations under the Plan shall not be a Disputed Claim or subject to any objection, in either case, by reason of section 502(e)(1)(B) of the Bankruptcy Code.

D.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract and Unexpired Lease that is assumed and, if applicable, assigned to the Reorganized Debtors, shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously terminated or is otherwise not in effect.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts or Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

E.	Reservation of Rights

Nothing contained in the Plan shall constitute an admission by the Debtors that any Executory Contract or Unexpired Lease is, in fact, an Executory Contract or Unexpired Lease or that the Debtors or the Reorganized Debtors has any liability thereunder.

F.	Contracts and Leases Entered into after Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, will be performed by the applicable Debtor or Reorganized Debtor, as the case may be, liable thereunder in the ordinary course of its business.  Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

G.	Rejection Damages Claims

If the rejection of an Executory Contract or Unexpired Lease by the Debtors results in damages to the other party or parties to such contract or lease, a Claim for such damages shall be classified and treated in Class 4 (General Unsecured Claims) and shall be asserted within 30 days after the date of the Confirmation Order.  All such Claims not filed within such time will be forever barred from assertion against the Debtors and their Estates.  The Allowance of all such Claims shall be subject to all applicable limitations, including, but not limited to, the caps set forth in section 502(b)(6) of the Bankruptcy Code.

H.	Compensation and Benefits Plans

Notwithstanding Article VI.A. of this Plan, the Compensation Agreements shall be neither assumed nor rejected.  Rather, the Compensation Agreements and the Debtors’ benefits and obligations thereunder shall be deemed to “ride through” the Chapter 11 Cases unaffected by the Chapter 11 Cases (including by the provisions of Article VIII of this Plan) and shall remain as benefits and obligations of the Reorganized Debtors after the Effective Date.  Until after the Effective Date, the Debtors and Reorganized Debtors shall make no payments on account of, nor be liable for, any severance, bonus or special incentive payments under the Compensation Agreements.

All other employment, confidentiality, and non-competition agreements, offer letters, vacation, holiday pay, retirement, supplemental retirement, indemnity, executive retirement, pension, deferred compensation, medical, dental, vision, life and disability insurance, flexible spending account, and other health and welfare benefit plans, programs, agreements and arrangements, and all other wage, compensation, employee expense reimbursement, and other benefit obligations are deemed to be, and shall be treated as, Executory Contracts under the Plan and, on the Effective Date, shall be deemed assumed pursuant to sections 365 and 1123 of the Bankruptcy Code.

I.	Non-Occurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

ARTICLE VII
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan or paid pursuant to a prior Bankruptcy Court order, on the Effective Date (or if a Claim or Interest is not Allowed on the Effective Date, on the date that such Claim or Interest becomes Allowed), each holder of an Allowed Claim or Allowed Interest shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Interests in the applicable Class.  In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day but shall be deemed to have been completed as of the required date.

B.	Disbursing Agent

All distributions under the Plan shall be made by the Disbursing Agent on the Effective Date.  If the Disbursing Agent is one or more of the Reorganized Debtors, the Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.  Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

C.	Rights and Powers of Disbursing Agent

1.          Powers of the Disbursing Agent

Without further order of the Bankruptcy Court, the Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals and incur reasonable fees and expenses to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.          Incurred Expenses

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and documented expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and documented expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.          Delivery of Distributions to Existing Credit Facility Agent

The Distribution Agent shall make all distributions required under the Plan, except that with respect to distributions to holders of Allowed Claims governed by a separate agreement (which shall include the DIP Facility and Existing Credit Facility), and administered by a Servicer (which shall include the DIP Facility Agent and the Existing Credit Facility Agent), the Distribution Agent, the Debtor, and the applicable Servicer and the Required Consenting Lenders shall exercise commercially reasonable efforts to implement appropriate mechanics governing such distributions in accordance with the Plan and the terms of the Restructuring Support Agreement.  All reasonable and documented fees and expenses of the DIP Facility Agent and the Existing Credit Facility Agent (including the reasonable and documented fees and expenses of its counsel and agents) incurred after the Effective Date in connection with the Chapter 11 Cases or the implementation of the Plan, including but not limited to as part of this Article VII.D.1, shall be paid by Reorganized INAP.

2.          Delivery of Distributions in General

Except as otherwise provided in the Plan or prior Bankruptcy Court order, the Disbursing Agent shall make distributions to holders of Allowed Claims as of the Distribution Record Date  at the address for each such holder as indicated on the Debtors’ records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined at the discretion of Reorganized Debtors.

3.          Minimum Distributions

No fractional New Common Equity or New Common Equity Warrants shall be distributed, and no Cash shall be distributed with respect to such fractional amounts except as provided by the Fractional Warrant Distribution Provision.  When any distribution pursuant to the Plan would otherwise result in the issuance of a number of shares of New Common Equity or New Common Equity Warrants that is not a whole number, the actual distribution of New Common Equity or New Common Equity Warrants, as applicable, shall, consistent with the Fractional Warrant Distribution Provision, be rounded as follows: (a) fractions of greater than one-half (½) shares of New Common Equity shall be rounded to the next higher whole number, and (b) fractions of one-half (½) or less of New Common Equity shall be rounded to the next lower whole number with no further payment therefor, and (c) fractions less than one (1) whole New Warrant shall be rounded to the next lower whole number with payment therefor under the Fractional Warrant Distribution Provision.  The total number of authorized shares of New Common Equity or New Common Equity Warrants, as applicable, to be distributed to holders of Allowed Claims or Interests shall be adjusted as necessary to account for the foregoing rounding.

4.          Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any holder is returned as undeliverable, no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the date on which such distribution was attempted to be made; provided further, that the Debtors or Reorganized Debtors, as applicable, shall use reasonable efforts to locate a holder if any distribution is returned as undeliverable.  After such date, all unclaimed property or interests in property shall revert to Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandonment, or unclaimed property laws to the contrary), and the claim of any holder to such property or interest in property shall be discharged and forever barred; provided, that all distributions of (i) the New Common Equity, (ii) the New Common Equity Warrants, and (iii) Cash, that are unclaimed by a holders within a Class of Claims, as applicable, shall be distributed on a Pro Rata basis to the holders of Class of Claims or Interests, as applicable, whose distributions of the preceding items (i)-(iii) on the Effective Date were not returned as undeliverable.

E.	Exemption from Securities Laws

(a)           The offer, issuance, and distribution under the Plan of the New Common Equity and New Common Equity Warrants (including any New Common Equity to be issued upon the exercise thereof) shall be exempt, without further act or actions by any Entity, from registration under the Securities Act and any other applicable securities laws to the fullest extent permitted by section 1145 of the Bankruptcy Code, except with respect to an entity that is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. Subject to the transfer provisions, if any, and other applicable provisions set forth in the Shareholder Agreement, the New Organizational Documents and the New Common Equity Warrant Agreement, these securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, subject to the transfer provisions, if any, and other applicable provisions set forth in the Shareholder Agreement, the New Organizational Documents and the New Common Equity Warrant Agreement, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

(b)           The offer, sale, issuance, and distribution under the Plan of any New Common Equity or New Common Equity Warrants issued to an entity that is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code, shall be exempt from registration under the Securities Act and any other applicable securities laws in reliance on the exemption from registration set forth in Section 4(a)(2) under the Securities Act and/or Regulation D promulgated thereunder and on equivalent state law registration exemptions or, solely to the extent such exemptions are not available, other available exemptions from registration under the Securities Act. Such securities will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act, such as, under certain conditions, the resale provisions of Rule 144 of the Securities Act, subject to, in each case, the transfer provisions, if any, and other applicable provisions set forth in the Shareholder Agreement the New Organizational Documents and the New Common Equity Warrant Agreement.

(c)          Each holder of New Common Equity and New Common Equity Warrants shall be deemed to be a party to and bound to the terms of the Shareholders Agreement from and after the Effective Date, even if not a signatory thereto.

F.	Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Disbursing Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate.  The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens, and encumbrances.  Notwithstanding the above, each holder of an Allowed Claim or Allowed Interest that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.  The Debtors have the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations.  The Debtors may require, as a condition to receipt of a distribution, that the holder of an Allowed Claim complete and return a Form W-8 or W-9, as applicable to each such holder.

G.	No Postpetition Interest on Claims and Interests

Unless otherwise specifically provided for in the Restructuring Support Agreement, Plan, Confirmation Order, the DIP Facility Agreement, the DIP Orders, or other Bankruptcy Court order or otherwise required by applicable law, postpetition interest shall not accrue or be paid on any Claims or Interests, and no holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any such Claim or Interest.

H.	Setoffs and Recoupment

Except for Claims that are expressly Allowed hereunder, the Debtors and the Reorganized Debtors may, but shall not be required to, set off against any Claim or Interest (for purposes of determining the Allowed amount of such Claim or Interest on which distribution shall be made), any claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim or Interest; provided, that neither the failure to do so nor the allowance of any Claim or Interest hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim the Debtors or the Reorganized Debtors may have against the holder of such Claim or Interest.

I.	Claims Paid or Payable by Third Parties

1.          Claims Paid by Third Parties

The Debtors or Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without an objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment (before or after the Effective Date) on account of such Claim from a party that is not a Debtor or Reorganized Debtors; provided, however, if such holder is required to repay all or any portion of a Claim (either by contract or by order of a court of competent jurisdiction) to the party that is not a Debtor or Reorganized Debtor, and such holder in fact repays all or a portion of the Claim to such third party, the repaid amount of such Claim shall remain subject to the applicable treatment set forth in the Plan and the respective rights and defenses of the Debtors or Reorganized Debtors, as applicable, and the holder of such Claim.  To the extent a holder of a Claim receives a distribution on account of such Claim under the Plan and receives payment from a party that is not a Debtor or Reorganized Debtors entity on account of such Claim, such holder shall, within ten (10) days of receipt thereof, repay or return the distribution to the applicable Debtor or Reorganized Debtors entity, to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.  The failure of such holder to timely repay or return such distribution shall result in the holder owing the applicable Reorganized Debtors entity annualized interest at the federal judgment rate, as in effect as of the Petition Date, on such amount owed for each Business Day after the 10-day grace period specified above until the amount is repaid.

2.          Claims Payable by Third Parties

To the extent that one or more of the Debtors’ insurers agree to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without an objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court; provided, however, if such holder is required to repay all or any portion of a Claim (either by contract or by order of a court of competent jurisdiction) to a Debtor insurer, and such holder in fact repays all or a portion of the Claim to such insurer, the repaid amount of such Claim shall remain subject to the applicable treatment set forth in the Plan and the respective rights and defenses of the Debtors or Reorganized Debtors, as applicable, and the holder of such Claim.

3.          Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy.  Except as otherwise expressly set forth in the Plan, nothing herein shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity, including any holders of Claims, may hold against any other Entity under any insurance policies, including against insurers or any insured, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

J.	Allocation Between Principal and Accrued Interest

Except as otherwise provided in the Plan, the aggregate consideration paid to holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, accrued through the Effective Date.

ARTICLE VIII
SETTLEMENT, RELEASE, INJUNCTION,
AND RELATED PROVISIONS

A.	Compromise and Settlement

The Confirmation Order will constitute the Bankruptcy Court’s finding and determination that the settlements reflected in the Plan are (1) in the best interests of the Debtors, their Estates, and all holders of Claims or Interests, (2) fair, equitable, and reasonable, (3) made in good faith, and (4) approved by the Bankruptcy Court pursuant to applicable bankruptcy law.  In addition, the allowance, classification, and treatment of any Allowed Claims of a Released Party take into account any Causes of Action, whether under the Bankruptcy Code or otherwise under applicable non-bankruptcy law, that may exist between the Debtors and any Released Party and, as of the Effective Date, any and all such Causes of Action are settled, compromised, and released as set forth in the Plan.  The Confirmation Order shall authorize and approve the releases by all Entities of all such contractual, legal, and equitable subordination rights and Causes of Action that are satisfied, compromised, and settled pursuant hereto.  Nothing in the Plan shall compromise or settle, in any way whatsoever, (i) any Causes of Action that the Debtors or Reorganized Debtors, as applicable, may have against any Entity that is not a Released Party or (ii) any Claims or Interests in Classes 1, 2, 4, 5 (to the extent Unimpaired), or 6 (to the extent Unimpaired).

In accordance with the provisions of the Plan, and pursuant to Bankruptcy Rule 9019, without any further notice to, or action, order, or approval of, the Bankruptcy Court, after the Effective Date, the applicable Reorganized Debtors may, in their sole and absolute discretion, compromise and settle (1) Claims (including Causes of Action) against and Interests in the Debtors not previously Allowed (if any), and (2) claims (including Causes of Action) against other Entities.

B.	Discharge of Claims and Termination of Interests

Except as otherwise provided in the Plan, effective as of the Effective Date of each applicable Debtor: (a) the rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge and release of all claims and interests of any nature whatsoever, including any interest accrued on such claims from and after the Petition Date, against the applicable Debtors or any of their assets, property or estates; (b) the Plan shall bind all holders of Claims against and Interests in such Debtors, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims and Interests shall be satisfied, discharged and released in full, and such Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all entities shall be precluded from asserting against such Debtors, such Debtors’ estates, the applicable Reorganized Debtors, their successors and assigns and their assets and properties any other Claims or Interests based upon any documents, instruments or any act or omission, transaction or other activity of any kind or nature that occurred before the Effective Date.

C.	Release of Liens

Except as otherwise expressly provided in the Plan, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, including the Priority Exit Facility Documents and the New Term Loan Facility Documents, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and the effectiveness of the Priority Exit Facility Documents and the New Term Loan Facility Documents, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and each of their successors and assigns, and the Priority Exit Facility Agent, the New Term Loan Facility Agent, the DIP Facility Agent, and the Existing Credit Facility Agent shall be authorized to release any such mortgages, deeds of trust, Liens, pledges or other security interests held by such holder and to take such actions as may be requested by the Reorganized Debtors to evidence the release of such mortgages, deeds of trust, Liens, pledges or other security interests, including the execution, delivery and filing or recording of any related releases or discharges as may be requested by the Reorganized Debtors or may be required in order to effectuate the foregoing.

D.	Releases of Released Parties

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to applicable bankruptcy law, of the releases described in this Article VIII.D and shall constitute the Bankruptcy Court’s finding that such releases are: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by this Article VIII.D; (3) in the best interests of the Debtors and all holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any Entity (including the Debtors) asserting any claim or Cause of Action released pursuant to this Article VIII.D.

1.          Releases by the Debtors

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, to the maximum extent permitted by applicable law, the applicable Debtors and the Estates are deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived, and discharged each Released Party from, and covenanted not to sue on account of, any and all claims, interests, obligations (contractual or otherwise), rights, suits, damages, Causes of Action (including Avoidance Actions), remedies, and liabilities whatsoever, including any derivative claims assertable by or on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, fixed or contingent, matured or unmatured, disputed or undisputed, liquidated or unliquidated, existing or hereafter arising, in law, equity, or otherwise, that the Debtors or the Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity (including any Debtor), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the DIP Facility Claims, the Existing Revolving Loan Claims, the Existing Term Loan Claims, the issuance, distribution,  purchase, sale, or rescission of the purchase or sale of any security of the Debtors or Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, preparation, consummation, or dissemination of: (i) the Plan (including, for the avoidance of doubt, the Plan Supplement), (ii) the Working Capital Exit Facility; (iii) the Priority Exit Facility; (iv) the New Term Loan Facility, (v) the Disclosure Statement, (vi) the Restructuring Support Agreement, (vii) the DIP Loan Documents, or (viii) related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined by a Final Order of a court of competent jurisdiction to have constituted willful misconduct, fraud, or gross negligence.   Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan or the New Credit Facility Documents.

2.          Releases by Holders of Claims or Interests

Except as otherwise expressly provided in the Plan, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, to the maximum extent permitted by applicable law, each Releasing Party shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived and discharged the Released Parties from, and covenanted not to sue on account of, any and all claims, interests, obligations (contractual or otherwise), rights, suits, damages, Causes of Action (including Avoidance Actions), remedies, and liabilities whatsoever, including any derivative claims assertable by or on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, fixed or contingent, matured or unmatured, disputed or undisputed, liquidated or unliquidated, existing or hereafter arising, in law, equity or otherwise, that such Releasing Party would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity (including any Debtor), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the DIP Facility Claims, the Existing Revolving Loan Claims, the Existing Term Loan Claims, the issuance, distribution, purchase, sale, or rescission of the purchase or sale of any security of the Debtors or Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, preparation, consummation, or dissemination of: (i) the Plan (including, for the avoidance of doubt, the Plan Supplement), (ii) the Working Capital Exit Facility, (iii) the Priority Exit Facility, (iv) the New Term Loan Facility, (v) the Disclosure Statement, (vi) the Restructuring Support Agreement, (vii) the DIP Loan Documents, or (viii) related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined by a Final Order of a court of competent jurisdiction to have constituted willful misconduct, fraud, or gross negligence.  For the avoidance of doubt, the releases described in this Article VIII.D.2 do not release any Claims or Interests under Classes 1, 2, 4, 5 (to the extent Unimpaired) or 6 (to the extent Unimpaired).  Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan or the New Credit Facility Documents.

E.	Exculpation

To the fullest extent permitted by applicable law (including 11 U.S.C. § 1125(e)), no Exculpated Party shall have or incur, and each Exculpated Party shall be released and exculpated from, any claim or Cause of Action in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the DIP Facility, the Working Capital Exit Facility, the Priority Exit Facility, the New Term Loan Facility, the Management Incentive Plan, the Disclosure Statement, the Restructuring Supporting Agreement, the Restructuring Transactions, and the Plan, or the solicitation of votes for, or confirmation of, the Plan; the funding of the Plan; the occurrence of the Effective Date; the administration of the Plan or the property to be distributed under the Plan; the issuance or distribution of securities under or in connection with the Plan; the issuance, distribution, purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors under or in connection with the Plan; or the transactions in furtherance of any of the foregoing; other than claims or Causes of Action arising out of or related to any act or omission of an Exculpated Party that is a criminal act or constitutes intentional fraud or willful misconduct as determined by a Final Order, but in all respects such Persons shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.  The Exculpated Parties have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of securities pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan, including the issuance of securities thereunder.  This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.  Notwithstanding anything to the contrary in the foregoing, the exculpation set forth above does not exculpate any post-Effective Date obligations of any party or Entity under the Plan or the New Credit Facility Documents.

Notwithstanding the foregoing, solely with respect to Exculpated Parties that are not Fiduciary Exculpated Parties, this Article III.E. will bind only Entities that are Releasing Parties.  For the avoidance of doubt, this paragraph is not intended to, and shall not, impair or otherwise limit (i) any exculpation rights of any Persons that are provided for under any agreements to which such Persons are parties or beneficiaries or (ii) this Article III.E. or any other exculpation rights (including under 11 U.S.C. § 1125(e)) as applied to Fiduciary Exculpated Parties.

F.	Injunction

The Confirmation Order shall permanently enjoin the commencement or prosecution by any person or entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to the Plan, including the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated in the Plan or the Confirmation Order.

ARTICLE IX
CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE

A.	Conditions to Effective Date

The following are conditions to each Debtor’s Effective Date that shall have been satisfied or waived in accordance with Article IX.B:

1.
all transactions and other documents to effectuate the Restructuring shall contain terms and conditions consistent in all material respects with the Restructuring Term Sheet and the Restructuring Support Agreement;

2.	the Restructuring Support Agreement shall remain in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith;

3.	the Bankruptcy Court shall have entered the Prepack Scheduling Order and such order shall have become a Final Order;

4.	the Bankruptcy Court shall have entered the DIP Orders and the Final DIP Order shall have become a Final Order;

5.	the DIP Facility shall remain in full force and effect and shall not have been terminated, and the parties thereto shall be compliance therewith;

6.	the Bankruptcy Court shall have entered the Confirmation Order and such order shall not have been reversed, stayed, amended, modified, dismissed, vacated or reconsidered;

7.
all authorizations, consents, regulatory approvals, rulings, or documents required by applicable law to implement and effectuate the Plan, including any approvals required in connection with the transfer, change of control, or assignment of permits and licenses held by the applicable Debtor, unless such permits or licenses are abandoned, shall have been obtained from any appropriate regulatory agencies and not subject to any appeal;

8.
the Debtors shall have obtained all governmental and regulatory approvals, consents, authorizations, rulings, or other documents that are legally required for the consummation of the Restructuring shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired;

9.
except as otherwise expressly provided herein, all documents to be executed, delivered, assumed, or performed upon or in connection with Consummation as to the applicable Debtor shall have been (i) executed, delivered, assumed, or performed, as the case may be, (ii) to the extent required, filed with the applicable Governmental Units in accordance with applicable law, (iii) any conditions contained in such documents (other than Consummation or notice of Consummation) shall have been satisfied or waived in accordance therewith, including all documents included in the Plan Supplement, and (iv) in each case shall be consistent with the Restructuring Support Agreement and Restructuring Term Sheet including, without limitation, any consent rights included therein;

10.
there shall not be in effect any (a) order, opinion, ruling, or other decision entered by any court or other Governmental Unit or (b) U.S. or other applicable law staying, restraining, enjoining, prohibiting, or otherwise making illegal the implementation of any of the transactions contemplated by the Plan;

11.
the conditions to the effectiveness of the Priority Exit Facility and the New Term Loan Facility shall have been satisfied or waived in accordance with the terms of the Priority Exit Facility Documents and the New Term Loan Facility Documents, as applicable, on or prior to the Effective Date, and conversion and payment of the DIP Facility Claims shall occur concurrently with the occurrence of the Effective Date;

12.	the DIP Facility obligations shall have rolled over into the Priority Exit Facility as set forth in Article II.D. of the Plan;

13.	all conditions to the issuance of the New Common Equity and New Common Equity Warrants shall have occurred;

14.	the Debtors shall have paid in full in Cash all Restructuring Expenses incurred, or estimated to be incurred, through the Effective Date;

15.	the Professional Fees Escrow Account shall have been established and funded in full, in Cash, in accordance with, and in the amounts required by, the Plan;

16.
the final version of the Plan and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements, and exhibits to the Plan, shall be consistent with (x) the Restructuring Support Agreement and the Restructuring Term Sheet and (y) the consent rights of the DIP Facility Agent set forth in the DIP Loan Documents (if any); and

17.	the Restructuring to be implemented on the Effective Date shall be consistent with the Plan and the Restructuring Support Agreement.

B.	Waiver of Conditions

The conditions to Confirmation and the Effective Date set forth in this Article IX may be waived only by the Debtors and the Required Consenting Lenders, without notice, leave, or order of the Bankruptcy Court, provided that with respect to the condition set forth in Article IX.A.16(y), the DIP Facility Agent’s consent shall also be required.  If any such condition precedent is waived pursuant to this section and the Effective Date occurs, each party agreeing to waive such condition precedent shall be estopped from withdrawing such waiver after the Effective Date or otherwise challenging the occurrence of the Effective Date on the basis that such condition was not satisfied, the waiver of such condition precedent shall benefit from the “equitable mootness” doctrine, and the occurrence of the Effective Date shall foreclose any ability to challenge the Plan in any court.  If the Plan is confirmed for fewer than all of the Debtors, only the conditions applicable to the Debtor or Debtors for which the Plan is confirmed must be satisfied or waived for the Effective Date to occur.

ARTICLE X
MODIFICATION, REVOCATION OR
WITHDRAWAL OF PLAN

A.	Modification and Amendments

Effective as the date hereof and subject to the terms of the Restructuring Support Agreement in all respects (including the consent rights set forth therein), the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial and seek Confirmation consistent with the Bankruptcy Code.  After entry of the Confirmation Order, the Debtors or Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, remedy any defect or omission, reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan consistent with the terms of the Restructuring, or (with consent of the Required Consenting Lenders) withdraw or revoke the Plan.  Notwithstanding anything to the contrary herein, the Debtors or the Reorganized Debtors, as applicable, shall not amend or modify the Plan in a manner inconsistent with the Restructuring Support Agreement or the consent rights (if any) set forth in the DIP Loan Documents.

B.	Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw the Plan with respect to any or all of the Debtors prior to the Confirmation Date and to file subsequent plans of reorganization, subject in each instance to the Restructuring Support Agreement.  If the Debtors revoke or withdraw the Plan, Confirmation does not occur, or the Effective Date does not occur within sixty (60) days of the Confirmation Date (the “Outside Consummation Date”)2 (which period may be extended by the Debtors with the consent of the Required Consenting Lenders), then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Class of Claims), assumption of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a)  constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.  For the avoidance of doubt, except as provided in the Restructuring Support Agreement, nothing in the Plan shall be construed as requiring termination or avoidance of the Restructuring Support Agreement upon non-occurrence of the Effective Date (subject, in all respects, to any consent, termination, or other rights of the Consenting Lenders under the Restructuring Support Agreement) or as otherwise preventing the Restructuring Support Agreement from being effective in accordance with its terms.

[2]
If, prior to the Outside Consummation Date, all conditions precedent to effectiveness of the Plan have been satisfied or waived, as applicable, or, for conditions that by their nature are to be satisfied on the Effective Date, shall then be capable of being satisfied, except the requisite regulatory approvals have not been obtained, the Outside Consummation Date shall be automatically extended by 14 calendar days, or to such other time as agreed between the parties to the Restructuring Support Agreement.

ARTICLE XI
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.
allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or Unsecured status, or amount of any Claim or Interest, including (a) the resolution of any request for payment of any Administrative Expense and (b) the resolution of any objections to the Secured or Unsecured status, priority, amount, or allowance of Claims or Interests;

2.
decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Professionals pursuant to the Bankruptcy Code or the Plan;

3.
resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which the Debtors are party or with respect to which the Debtors may be liable, and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Claims for rejection damages or Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed, or assumed and assigned; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4.	ensure that distributions to holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan;

5.
adjudicate, decide, or resolve any motions, adversary proceedings, contested, or litigated matters, and any other matters, and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

6.	adjudicate, decide, or resolve any and all matters related to sections 1141 and 1146 of the Bankruptcy Code;

7.
enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

8.	enter and enforce any order for the sale or transfer of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9.
resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

10.
issue injunctions, enter, and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan and ensure compliance with the Plan;

11.
resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article VIII, and enter such orders as may be necessary or appropriate to implement or enforce such releases, injunctions, and other provisions;

12.
resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely repaid pursuant to Article VII.I.1;

13.	enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

14.
determine any other matters that may arise in connection with, or relate to, the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

15.	enter an order or final decree concluding or closing the Chapter 11 Cases;

16.	adjudicate any and all disputes arising from or relating to distributions under the Plan;

17.	consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18.	determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

19.
hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

20.	hear and determine matters concerning state, local, federal taxes and fees in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

21.
hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VIII, regardless of whether such termination occurred before or after the Effective Date;

22.	determine whether and in what amount a Claim or Interest is Allowed;

23.	recover all assets of the Debtors and property of the Estates, wherever located;

24.
resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to the amount of a cure, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

25.	hear and determine any rights, claims, or Causes of Action held by, or accruing to, the Debtor pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory;

26.	enforce all orders previously entered by the Bankruptcy Court; and

27.	hear any other matter as to which the Bankruptcy Court has jurisdiction.

provided, however, that documents contained in the Plan Supplement shall be governed in accordance with applicable jurisdictional, forum selection or dispute resolution clauses in such documents.

ARTICLE XII
MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Subject to Article IX.A and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon Consummation, the terms of the Plan shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are party, or subject, to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all of the Debtors’ counterparties to Executory Contracts, Unexpired Leases, and any other prepetition agreements.

B.	Additional Documents

On or before the Effective Date, the Debtors may enter into any such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest may, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees

The Debtors shall pay all Quarterly Fees by the Effective Date in cash, including in the calculation thereof Plan payments and disbursements in and outside the ordinary course of the Debtors’ business.  Thereafter, Quarterly Fees shall be paid by the Reorganized Debtors until entry of a final decree concluding or closing the Chapter 11 Cases or an order of dismissal or conversion.  In no event shall the Professional Fees be paid out of the Professional Fees Escrow Account if Quarterly Fees then due and payable have not been paid.  The Reorganized Debtors shall comply with the reporting requirements of the U.S. Trustee until the entry of a final decree concluding or closing the Chapter 11 Cases for each of the Reorganized Debtors.

D.	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order, and the Confirmation Order shall have no force or effect as to a Debtor if the Effective Date does not occur as to such Debtor.  None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests before Consummation.

E.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

F.	Notices

All notices, requests, and demands to or upon the Debtors or the Reorganized Debtors shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors or the Reorganized Debtors, to:

Internap Corporation
12120 Sunset Hills Road
Suite 330
Reston, VA 20190
Attn:	Richard Diegnan, EVP, General Counsel & Corporate Secretary
Email:	rdiegnan@internap.com

with a copy to:

Milbank LLP
55 Hudson Yards
New York, New York 10001
Attention:	Dennis F. Dunne, Esq.
Abhilash M. Raval, Esq.
Tyson Lomazow, Esq.
Email:	ddunne@milbank.com
araval@milbank.com
tlomazow@milbank.com

If to the Existing Credit Facility Agent or the DIP Facility Agent:

Jefferies Finance LLC
520 Madison Avenue
New York, NY, 10022
Attention:	Paul Chisholm
Email:	PChisholm@Jefferies.com

with a copy to:

Jones Day
250 Vesey Street
New York, NY 10281
Attention:	Brett Barragate, Esq.
Joshua K. Brody, Esq.
Nicholas J. Morin, Esq.
Email:	bpbarragate@jonesday.com
jbrody@jonesday.com
nmorin@jonesday.com

If to the Consenting Lenders, to the addresses set forth below following each such Lender’s signature page to the Restructuring Support Agreement with a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention:	Scott J. Greenberg, Esq.
Steven A. Domanowski, Esq.
Matthew K. Kelsey, Esq.
Email:	sgreenberg@gibsondunn.com
sdomanowski@gibsondunn.com
mkelsey@gibsondunn.com

In the Notice of Entry of Confirmation Order, the Debtors shall notify all Entities that, in order to continue to receive documents after the Effective Date pursuant to Bankruptcy Rule 2002, such Entity (excluding the United States Trustee) must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After service of the Notice of Entry of Confirmation and the occurrence of the Effective Date, the Debtors shall be authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to the United States Trustee and those Entities who have filed such renewed requests.

G.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date.  For the avoidance of doubt, (i) upon the Effective Date, the automatic stay pursuant to Bankruptcy Code section 362 of any litigation proceedings against or involving the applicable Debtors shall terminate and (ii) all injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

H.	Entire Agreement

Except as otherwise indicated, the Plan (including the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

I.	Exhibits

All exhibits, schedules, supplements, and appendices to the Plan (including any other documents to be executed, delivered, assumed, or performed in connection with the occurrence of the Effective Date) are incorporated into and are a part of the Plan as if set forth in full in the Plan.  To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the Plan shall control.

J.	Certain Consent Rights

Notwithstanding anything in the Plan to the contrary, any and all consent rights of (x) the Required Consenting Lenders set forth in the Restructuring Support Agreement and (y) the DIP Facility Agent set forth in the DIP Loan Documents (if any) with respect to the form and substance of the Plan and the Plan Supplement are fully enforceable as if stated in full herein until such time as the Restructuring Support Agreement is terminated in accordance with its terms.  In case of a conflict between the consent rights of the Required Consenting Lenders or the DIP Facility Agent that are set forth in the Restructuring Support Agreement or the DIP Loan Documents (if any) with those parties’ consent rights that are set forth in the Plan or the Plan Supplement, the consent rights in the Restructuring Support Agreement or the DIP Loan Documents (if any) (as applicable) shall control.

K.	Nonseverability of Plan Provisions

Before Confirmation, if any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without consent of the Debtors and the Required Consenting Lenders and the DIP Facility Agent (to the extent of its consent rights set forth in the DIP Loan Documents (if any)); and (3) nonseverable and mutually dependent.

L.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors shall be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and, pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and their respective affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys shall be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan and any previous plan, and, therefore, none of any such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the securities offered and sold under the Plan and any previous plan.

M.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022, any applicable Local Rules of the Bankruptcy Court, and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.	Document Retention

On and after the Effective Date, the applicable Reorganized Debtors may maintain documents in accordance with its current document retention policy, as may be altered, amended, modified, or supplemented by such Reorganized Debtors.

O.	Conflicts

In the event of a conflict between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects.  In the event of a conflict between the Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order); provided, that, in the event any such conflict is a material conflict of the type that would require the Debtors to re-solicit the votes of Holders of Claims against the Debtors under section 1127 of the Bankruptcy Code, the Plan shall control solely with respect to such provision giving rise to such material conflict.  In the event of a conflict between the Confirmation Order and the Plan, the Confirmation Order shall control.

P.	Dissolution of Committees

On the Effective Date, any Committees shall be deemed to have been dissolved, and the members thereof, and their respective officers, employees, counsel, advisors and agents, shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases, except for the limited purpose of prosecuting  requests for allowances of compensation and reimbursement of expenses incurred prior to the Effective Date.

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Internap Corporation on behalf of itself
and each of its Debtor affiliates

By:	/s/ Michael T. Sicoli
Name: Michael T. Sicoli
Title: President and Chief Financial Officer